UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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ICG Group, Inc.
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ICG Group, Inc. 555 East Lancaster Avenue, Suite 640 Radnor, Pennsylvania 19087 www.icg.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear ICG Group, Inc. Stockholder:

You are invited to attend the ICG Group, Inc. 2014 Annual Meeting of Stockholders.

Date:	June 13, 2014
Time:	10:00 a.m., Eastern Time
Place:	The Radnor Hotel
591 East Lancaster Avenue
St. Davids, Pennsylvania 19087

Only ICG stockholders who owned stock at the close of business on April 17, 2014 can vote at the Annual Meeting or any adjournments that may take place.

The purposes of the Annual Meeting are:

(1)	to elect three Class III directors, each for a term of three years or until the relevant director’s successor has been elected and qualified;

(2)	to ratify the appointment of KPMG LLP as ICG’s independent registered public accountant for the year ending December 31, 2014;

(3)	to conduct an advisory vote regarding the compensation of ICG’s named executive officers;

(4)	to approve an amendment of ICG’s Certificate of Incorporation to change ICG’s corporate name to “Actua Corporation”;

and to transact any other business that may properly come before the Annual Meeting.

For those of you who are unable to attend the Annual Meeting in person, we invite you to listen through ICG’s website at www.icg.com/investors/events-and-presentations/.

We consider your vote important and encourage you to vote as soon as possible.

By Order of the Board of Directors,

April 29, 2014

Suzanne L. Niemeyer

Secretary

ICG Group, Inc.

555 East Lancaster Avenue, Suite 640

Radnor, Pennsylvania 19087

Telephone: 610.727.6900

Facsimile: 610.727.6901

www.icg.com

PROXY STATEMENT FOR

2014 ANNUAL MEETING OF STOCKHOLDERS

June 13, 2014

This proxy statement and related proxy solicitation materials are being first directly made available to owners of shares of ICG Group, Inc. (“ICG”) Common Stock (“Common Stock”) on or about May 2, 2014 in connection with the solicitation of proxies by ICG’s Board of Directors (the “Board”) for ICG’s 2014 Annual Meeting of Stockholders (the “Annual Meeting”). This proxy procedure is necessary to permit all holders of Common Stock, many of whom are unable to attend the Annual Meeting, to vote. The Board encourages you to read this document thoroughly and to take the opportunity to vote on the matters to be decided at the Annual Meeting.

Under the rules of the U.S. Securities and Exchange Commission (the “SEC”), public companies must provide their stockholders with access to copies of their proxy solicitation materials over the Internet. In accordance with SEC rules, on or about May 2, 2014, (1) this proxy statement and related proxy materials are being made available on the Internet at www.proxyvote.com, and (2) you and other ICG stockholders are being mailed a Notice Regarding the Availability of Proxy Materials (the “Materials Notice”) instructing you how to access and review those materials on the Internet and how to request a paper copy of the materials. If you would like to receive a paper copy of the proxy materials, you should follow the instructions in the Materials Notice for requesting those materials.

VOTING PROCEDURES

Why did I receive a Notice Regarding the Availability of Proxy Materials (i.e., the Materials Notice) in the mail? In accordance with the SEC’s “e-proxy” rules, ICG is providing its stockholders with access to the proxy materials for its Annual Meeting over the Internet. ICG has again elected to take advantage of the “notice only” option under the e-proxy rules, which it first used in connection with its 2008 Annual Meeting of Stockholders, because it believes that doing so will continue to provide the efficiency and accessibility that ICG and its stockholders have enjoyed over the past six years. Accordingly, on or about May 2, 2014, ICG is mailing you the Materials Notice, which contains instructions on how to access ICG’s proxy materials over the Internet and vote online or by telephone. As described in the Materials Notice, you will not receive a printed copy of the Annual Meeting proxy materials by mail unless you request one. You may request printed copies of the proxy materials free of charge by following the instructions contained in the Materials Notice.

Who can vote? Stockholders as of the close of business on April 17, 2014 are entitled to vote. At that time, 40,524,434 shares of Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at the offices of Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania 19104 beginning June 3, 2014. Stockholders may examine the list during normal business hours for any purpose relating to the Annual Meeting.

How can I vote? Your shares may be voted at the Annual Meeting only if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to ensure that your shares will be represented. If you hold shares in your own name as of the close of business on April 17, 2014, you have three ways to vote and submit your proxy prior to the Annual Meeting:

•	Over the Internet – ICG encourages you to vote and submit your proxy over the Internet at www.proxyvote.com;

•	By telephone – You may vote and submit your proxy by calling 1-800-690-6903; or

•	By mail – If you elected to receive your proxy materials by mail, you may vote by completing, signing and returning the proxy card that was sent to you.

If you are voting over the Internet or by telephone, you will need to use the control number provided with your Materials Notice. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m., ET, on June 12, 2014. If you hold your shares through an account with a bank or a broker, please follow the directions provided to you by your bank or broker; your ability to vote over the Internet or by telephone depends on the voting procedures of your bank or broker.

If you want to vote in person at the Annual Meeting, you must bring a government-issued picture identification with you. If you hold your shares through an account with a bank or a broker, you must obtain a proxy card from your bank or broker and bring that proxy card to the Annual Meeting, together with a government-issued picture identification and a copy of a bank or brokerage statement reflecting your Common Stock ownership as of April 17, 2014.

You may revoke a proxy at any time before it is voted by providing written notice to ICG’s corporate Secretary, by submitting a proxy bearing a later date (subject to the deadline for Internet and telephone proxy submissions) or by casting a ballot at the Annual Meeting. Your shares will be voted in accordance with directions contained in properly executed and delivered proxies that are received before the Annual Meeting’s adjournment, or, if no directions are provided, your shares will be voted in accordance with the Board’s recommendations.

What shares are subject to my proxy vote? Each proxy you vote represents all the shares of Common Stock registered to you in a particular account. You may be entitled to more than one proxy vote if you hold shares that are either registered differently or in more than one account. Each share of Common Stock that you own entitles you to one vote.

What is the quorum requirement? The Annual Meeting will be held only if a quorum, consisting of a majority of the outstanding shares of Common Stock entitled to vote, is represented. Broker non-votes (as described in the following paragraph) and abstentions will be counted for purposes of determining whether a quorum has been reached. At the close of business on April 17, 2014, 40,524,434 shares of Common Stock were outstanding and eligible to vote at the Annual Meeting, meaning that 20,262,218 shares of Common Stock must be represented at the Annual Meeting in person or by proxy in order to have a quorum.

What is the effect of broker non-votes and abstentions? Under applicable stock exchange rules, banks, brokers and other nominees who hold shares of Common Stock for beneficial owners have the discretion to vote on routine matters when they have not received voting instructions from those beneficial owners at least ten days prior to the Annual Meeting. Items 1 and 3 described in this proxy statement are deemed non-routine matters, while Items 2 and 4 described in this proxy statement are deemed routine matters. On each non-routine matter, banks, brokers and other nominees do not have the discretion to direct the voting of the beneficial owners’ shares (as they do on routine matters), and, if the beneficial owner has not provided voting instructions with respect to that matter, there will be a so-called “broker non-vote” on the matter. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Accordingly, a broker non-vote will not negatively impact ICG’s ability to obtain a quorum and will not otherwise directly affect the outcome of the vote on Item 1 (a non-routine matter that requires a majority of votes cast) or Item 3 (a non-routine matter that requires the approval of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting).

Because Item 1 is decided by a majority of the votes cast, abstentions will have no direct effect on the outcome of Item 1. Because Items 2 and 3 require for their approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting and Item 4 requires for its approval the affirmative vote of a majority of the shares entitled to vote at the Annual Meeting, any abstentions will have the effect of votes against Items 2, 3 and 4.

Who will count the vote? Broadridge Financial Solutions, Inc. will count the vote. Its representative will serve as the inspector of election.

Who is soliciting this proxy? Solicitation of proxies is made on behalf of the Board. ICG will pay the cost of preparing, assembling, mailing and otherwise making available to stockholders Materials Notices, notices of the Annual Meeting, proxy statements and proxy cards. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of ICG, without additional compensation. Proxies may be solicited by mail, in person, by telephone, over the Internet or by other electronic means. ICG will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of Common Stock.

What if I can’t attend the meeting? If you are unable to attend the meeting in person, ICG invites you to listen to the meeting through ICG’s website at www.icg.com/investors/events-and-presentations/. Please go to ICG’s website approximately 15 minutes prior to the Annual Meeting to register and download any necessary audio software. If you do not attend the Annual Meeting in person and you intend to vote, you must vote your shares over the Internet, by telephone or by requesting and returning a proxy card by the applicable deadline.

How does the Board recommend I vote? The Board recommends you to vote (1) FOR the election of each Board nominee, (2) FOR the ratification of the appointment of KPMG LLP as ICG’s independent registered public accountant, (3) FOR the approval, on an advisory basis, of the compensation of ICG’s named executive officers (the “executive officers”), as such is described in “Compensation Discussion and Analysis” and “Executive Compensation” below, and (4) FOR the proposed amendment of ICG’s Restated Certificate of Incorporation, as amended (the “Charter”).

CORPORATE GOVERNANCE

General. In accordance with the Delaware General Corporation Law and ICG’s Charter and Second Amended and Restated By-Laws (the “By-Laws”), ICG’s business, property and affairs are managed under the direction of the Board. Although ICG’s non-management directors are not involved in the company’s day-to-day operations, they are kept informed of ICG’s business through written reports and documents provided to them regularly, as well as through operating, financial and other reports presented by officers of ICG at meetings of the Board and committees of the Board.

Board Leadership Structure; Lead Independent Director. ICG’s By-Laws provide for the combination of ICG’s Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”) roles. Since December 2001, Mr. Walter W. Buckley, III has served both as ICG’s Chairman and as its CEO. In order to ensure the Board’s ability to oversee management in an appropriate and effective manner in light of the combined Chairman/CEO role, ICG’s Corporate Governance Guidelines provide for the Board to designate a lead independent director.

The Board believes that Mr. Buckley’s present service as both Chairman and CEO of ICG is in the best interests of ICG and its stockholders. As a co-founder and the CEO of ICG since its inception in 1996, Mr. Buckley has a deep understanding of the issues, challenges and opportunities facing ICG and is in an optimal position to develop an overall agenda to ensure that the Board’s time and attention are appropriately focused in addressing those issues, challenges and opportunities. Mr. Buckley’s combined role is also designed to foster clear leadership and accountability, as well as consistency of message to ICG’s stockholders, employees, companies and other business partners.

Each of ICG’s directors (including each of the current nominees for director) other than Mr. Buckley is “independent” under applicable NASDAQ Stock Market LLC (“NASDAQ”) and SEC rules (see “Corporate Governance–Director Independence” below). The Board believes that the independence of its directors as a group, combined with the leadership of ICG’s lead independent director, enables the Board to oversee management in an appropriate and effective manner.

ICG’s lead independent director is elected annually through a rotation among the chairs of ICG’s standing Board committees. Mr. David J. Berkman is currently serving as the lead independent director. In April 2014, the Board elected Dr. Thomas P. Gerrity to serve as the lead independent director, effective immediately following the Annual Meeting. The lead independent director, among other things:

•	ensures that ICG’s independent directors hold an executive session of independent directors at each regularly scheduled Board meeting, as is required under ICG’s Corporate Governance Guidelines;

•	acts as a liaison between the Chairman and the independent directors;

•	consults with management regarding the scheduling of Board meetings;

•	reviews and provides feedback on Board agendas; and

•	presides at Board meetings when the Chairman is not present (including in the executive sessions of the independent directors).

The lead independent director also has the authority to call meetings of the independent directors and, if requested by any major ICG stockholder or group of stockholders, will communicate directly with that stockholder or stockholder group. In light of the importance of the lead independent director to the overall effective functioning of the Board, ICG pays retainer fees to the Board member who is serving as the lead independent director in a given year (see “Director Compensation–Summary of Director Compensation” below). The Board believes that the lead independent director functions as an effective complement to ICG’s combined Chairman/CEO role.

Board Role in Risk Oversight. ICG management is responsible for the day-to-day identification, assessment and management of ICG’s business risks. Those risks include, but are not limited to:

•	the respective strategic, operational, financial, legal and regulatory/compliance (including financial reporting) risks faced by ICG and its companies as corporate entities; and

•	the risks attendant to ICG’s acquisition, disposition, financing and similar transactions involving its companies.

The Board is responsible for overseeing the management of ICG’s business risks and for ensuring the overall adequacy and effectiveness of ICG’s risk management process. In order to facilitate the risk oversight process, ICG management identifies ICG’s principal risks for the Board and provides the Board and its committees with visibility into those risks through presentations and other formal and informal communications. In carrying out its risk oversight function, the Board, among other things:

•	periodically assesses the adequacy of ICG’s enterprise risk management, internal control and financial reporting and compliance systems;

•	sets ICG’s core business strategy and approves any changes to that strategy;

•	receives updates from management regarding ICG’s strategic, financial and compliance risks and discusses those risks regularly at meetings and strategy sessions;

•	reviews the results of ICG’s companies regularly at meetings and strategy sessions and periodically meets with executives of ICG’s companies;

•	reviews and approves acquisitions, dispositions and financings in excess of $3 million, as well as any other significant or unusual business transactions involving ICG;

•	reviews and approves, along with the Compensation Committee, all of ICG’s significant executive compensation decisions;

•	adopts and periodically reviews (and, in certain cases, periodically approves) ICG’s policies, such as its Investment Policy, Code of Corporate Conduct, Financial Information Integrity Policy, Company Information Disclosure Policy, Insider Trading and Disclosure Policy and Related Party Transaction Policy, as well as any amendments to those policies; and

•	reviews ICG’s 10-Ks, 10-Qs, proxy statements, registration statements and other SEC filings.

The Board’s Audit Committee and Compensation Committee are instrumental in performing several aspects of ICG’s risk oversight function. The Audit Committee, through its direct oversight of ICG’s internal control processes, plays a primary role in the oversight of ICG’s financial-related risks. The Audit Committee also oversees the administration of ICG’s Sarbanes-Oxley program, interfaces with ICG’s independent registered public accountant regarding ICG’s consolidated financial statements and reviews ICG’s consolidated financial statements prior to their filing with the SEC. The Compensation Committee considers risks relating to the attraction and retention of talent and risks relating to the design of compensation programs and arrangements applicable to ICG’s executive officers and its other employees. The Compensation Committee makes an annual determination, based on its evaluation of those risks, as to whether ICG’s then-current compensation policies are reasonably likely to have a material adverse effect on ICG. Under its charter, the Compensation Committee is also responsible for the establishment and monitoring of succession plans for ICG’s executive management. Given ICG’s size and the nature of its operations, the Board believes that it is unnecessary to establish a separate risk committee to oversee ICG’s risk management process.

Director Independence. The Board has determined that (1) eight of the nine directors who served on the Board in 2013 and who currently serve on the Board, namely, Mr. David J. Adelman, Mr. Berkman, Mr. Thomas A. Decker, Mr. David K. Downes, Dr. Gerrity, Mr. Michael J. Hagan, Mr. Peter K. Miller and Mr. Philip J. Ringo, are “independent” under applicable NASDAQ and SEC rules and (2) Mr. Buckley is not independent under those rules because he is the CEO of ICG.

In making those determinations regarding the independence of its directors, the Board considered, among other things:

•	the direct and indirect interests of each director in ICG’s companies;

•	the relationships and/or any transactions between ICG and its companies, on the one hand, and each director and his affiliates, on the other hand; and

•	the relationships among the directors with respect to common involvement with for-profit and non-profit organizations.

Meeting Attendance by Directors. The Board held 15 meetings in 2013; the relatively large number of meetings as compared to prior years was due in large part to the extensive process surrounding the sale of ICG’s largest business, Procurian Inc. (“Procurian”). Under ICG’s policy on executive Board sessions, the independent members of the Board met in executive session without members of management present at each regularly scheduled Board meeting. Each of ICG’s directors attended at least 75% of the total meetings of the Board and Board committees on which he served in 2013. Each of ICG’s directors, who are expected to attend the company’s annual stockholder meeting each year, attended the 2013 Annual Meeting of Stockholders.

Change in Director Occupation or Retirement. Each director must volunteer to resign from the Board when he either (1) retires or changes the principal position he held when he was initially elected to the Board or (2) reaches the age of 75, after which the Board may or may not elect to require the applicable director to resign.

Director Service on Other Boards. Directors are encouraged to limit the number of boards on which they serve. Under ICG’s policy on board service, no director may serve on more than six boards of public, for-profit companies without the prior approval of the Board, and no director may join the board of any public, for-profit company without first notifying the Board.

Code of Conduct. The Board is committed to ethical business practices. ICG has in place a Corporate Code of Conduct, which applies to all of ICG’s employees and directors and includes a code of ethics for ICG’s “principal executive officer, principal financial officer, principal accounting officer or controller” under SEC regulations adopted under the Sarbanes-Oxley Act of 2002, as amended. ICG’s Corporate Code of Conduct is posted on ICG’s website at www.icg.com/investors/corporate-governance/. Please note that none of the information on ICG’s website is incorporated by reference into this proxy statement.

Committees of the Board of Directors. The Board currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Audit Committee. The Audit Committee monitors ICG’s compliance with appropriate legal and regulatory standards and requirements. The Audit Committee annually selects ICG’s independent registered public accountant, reviews the performance and the terms of engagement of the independent registered public accountant and exercises oversight of the activities of the independent registered public accountant. It serves as an independent and objective party to monitor ICG’s financial reporting process and internal control systems and to review and appraise the audit efforts of ICG’s independent registered public accountant. It also provides an open avenue of communication among ICG’s independent registered public accountant, ICG’s financial and senior management and the Board. A detailed list of the Audit Committee’s functions is included in its charter, which is posted on ICG’s website at www.icg.com/investors/corporate-governance/.

The current members of the Audit Committee are Messrs. Decker, Downes, Hagan and Ringo. The Audit Committee consists entirely of directors who the Board has determined are “independent” under applicable NASDAQ rules and applicable rules adopted by the SEC under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board has determined that Mr. Downes is an “audit committee financial expert” under the rules of the Exchange Act. The Audit Committee held six meetings during 2013.

Compensation Committee. The Compensation Committee reviews and approves ICG’s compensation philosophy and oversees the compensation and benefit programs that cover ICG’s employees. The Compensation Committee annually reviews and approves, or recommends that the Board approve, the total compensation package for each of ICG’s executive officers. The Compensation Committee also evaluates the performance of

ICG’s CEO against pre-established criteria and reviews with the CEO the performance of each executive officer that reports to the CEO. The Compensation Committee operates under a charter that is available on ICG’s website at www.icg.com/investors/corporate-governance/. The Compensation Committee delegates certain administrative functions relating to ICG’s equity compensation plans to ICG’s finance, human resources and legal departments; it does not generally delegate its authority to anyone else. A discussion regarding the role of ICG’s management and independent compensation consultant in connection with the compensation of ICG’s executive officers appears in “Compensation Discussion and Analysis” below.

The current members of the Compensation Committee are Messrs. Berkman, Decker and Downes and Dr. Gerrity. The Compensation Committee consists entirely of directors who the Board has determined are “independent” under applicable NASDAQ and SEC rules. The Compensation Committee held seven meetings during 2013.

Nominating and Governance Committee. The primary function of the Nominating and Governance Committee is to focus on issues surrounding the composition, operation and compensation of the Board. The Nominating and Governance Committee identifies and recommends candidates to serve on the Board and takes steps to ensure that the structure and practices of the Board provide for sound corporate governance. It also reviews and recommends to the full Board for approval any changes in the compensation of ICG’s non-management directors. The Nominating and Governance Committee operates under a charter that is posted on ICG’s website at www.icg.com/investors/corporate-governance/. The Nominating and Governance Committee identifies individuals, including those recommended by stockholders, believed to be qualified as candidates for Board membership.

In identifying Board candidates, the Nominating and Governance Committee takes into account all factors it considers appropriate, which include ensuring that a majority of directors satisfy the independence requirements of NASDAQ, the SEC or any other relevant governing body. Although ICG does not have a formal policy regarding the consideration of diversity in identifying director nominees, the Nominating and Governance Committee identifies director nominees with a goal of having a group of directors who represent a diverse set of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Nominating and Governance Committee has identified, and the Board has approved, the following skills, experiences and other attributes that they believe would be desirable for new and existing Board members to possess:

•	substantial experience in leading a successful business or large division of a business;

•	substantial experience as a senior executive (particularly a chief executive officer) at one or more large, complex organizations and/or new business ventures;

•	substantial experience as a member of a board of directors (particularly the board of directors of a public company);

•	substantial experience and an awareness of current trends and developments in one or more areas of specialization that are relevant to ICG’s core strategy and operations, such as information technology and cloud/Internet-based companies and markets, corporate strategy development and implementation, organizational development, mergers and acquisitions, private equity and venture capital markets, corporate finance, financial reporting and accounting and controls;

•	leadership skills;

•	business acumen;

•	integrity and strength of character;

•	an entrepreneurial nature;

•	candor; and

•	the time and energy to commit to being an active Board member.

The Nominating and Governance Committee has the authority to retain search firms to assist it in identifying candidates to serve as directors. It considers director nominees recommended by stockholders and evaluates them in the same manner as director nominees from other sources. A stockholder wishing to make a nomination for election to the Board or to have a proposal presented at an annual meeting should submit written notice of that nomination or proposal to ICG’s corporate Secretary. The Secretary’s contact information can be found in “Other Matters–Communicating with ICG” below.

The current members of the Nominating and Governance Committee are Messrs. Adelman, Berkman, Miller and Ringo and Dr. Gerrity. The Nominating and Governance Committee consists entirely of directors whom the Board has determined are “independent” under applicable NASDAQ and SEC rules. The Nominating and Governance Committee held two meetings during 2013.

Compensation Committee Interlocks and Insider Participation. Messrs. Berkman, Decker and Downes and Dr. Gerrity currently serve, and during 2013 served, on the Compensation Committee. No member of the Compensation Committee is a former or current executive officer or employee of ICG or any of its subsidiaries. No executive officer of ICG or any of its subsidiaries serves, or during 2013 served, as a member of the compensation committee or board of directors of any other company that has, or had during 2013, an executive officer serving as a member of ICG’s Board or Compensation Committee.

Communications with the Board of Directors. If you would like to communicate with the Board or any of ICG’s individual directors, please send a letter or other written communication to the Board’s or that director’s attention, care of ICG’s corporate Secretary. The Secretary’s contact information can be found in “Other Matters–Communicating with ICG” below. The Secretary will review each such communication and forward a copy to each member of the Board or the individual director, as applicable.

ELECTION OF DIRECTORS

(ITEM 1)

ICG’s Charter and By-Laws provide that ICG’s business will be managed by a board of directors of not less than five and not more than nine directors, with the number of directors to be fixed by the Board from time to time. ICG’s Charter and By-Laws also divide the Board into three classes of directors (Class I, Class II and Class III), with each class prescribed to be as nearly equal in number as possible. The term of office of each class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three-year term. There are currently three Class I directors, three Class II directors and three Class III directors. The term of each of the Class III directors, Messrs. Buckley, Hagan and Ringo, will expire at the Annual Meeting; the other six directors will remain in office for the remainder of their respective terms, as noted below.

The Nominating and Governance Committee identifies and recommends candidates to serve on the Board; the Board then formally nominates director candidates. Stockholders are also entitled to nominate director candidates for the Board in accordance with SEC rules and the procedures set forth in ICG’s By-Laws, as described in “Other Matters–Submission of Stockholder Proposals and Director Nominations for 2015 Annual Meeting of Stockholders” below.

Listed above in “Corporate Governance–Nominating and Governance Committee” are the skills, experiences and other attributes that both the Board and the Nominating and Governance Committee believe would be desirable for new and existing Board members to possess. Each of ICG’s current directors (including each of the current nominees for director) holds or has held senior executive positions in substantial organizations and has significant experience in one or more of the areas of specialization described in the above list that are relevant to ICG’s core strategy and operations. Each of ICG’s directors also has experience serving on, advising and/or working with boards of directors of substantial organizations, including public companies. Importantly, the Nominating and Governance Committee also believes that each of ICG’s directors possesses all of the other

Board and Nominating and Governance Committee preferred attributes, which it considers to be critical to the operation of an effective board: leadership skills, business acumen, integrity and strength of character, an entrepreneurial nature, candor and the time and energy to commit to being an active Board member. Furthermore, the Nominating and Governance Committee believes that ICG’s current group of directors, assuming the election of the three nominees, represents a diverse set of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Each of the nominees/current directors other than Mr. Buckley is independent of ICG and ICG management. See “Corporate Governance–Director Independence” above for a discussion regarding the independence of ICG’s directors under applicable NASDAQ and SEC rules. In light of those factors, the Board recommends that ICG’s stockholders vote in favor of the election of each of the director nominees.

At the Annual Meeting, three Class III directors are to be elected; all of the director nominees are currently directors of ICG. All nominees have consented to being named as nominees for directors of ICG and have agreed to serve if elected. The nominees for Class III director will be elected to serve for three-year terms or until their respective successors have been elected and have qualified. If some or all of the nominees become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for any remaining nominee(s) and any substitute nominee(s) designated by the Board. A director nominee will be elected only if that nominee receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” the director nominee exceeds the number of votes cast “against” the nominee).

Set forth below is information regarding each nominee for Class III director, as well as each current Class I director and Class II director, each of whose term will continue after the Annual Meeting.

Nominees for Class III Director

Walter W. Buckley, III
Age	54
ICG Director Since	March 1996
Summary of Specific Relevant Business Experience	Mr. Buckley has served as ICG’s Chairman since December 2001 and as its CEO since March 1996. He also served as the President of ICG from March 1996 to December 2001 and from December 2002 to January 2009. Prior to co-founding ICG, Mr. Buckley worked for Safeguard Scientifics, Inc. beginning in 1987 as a financial analyst, and later as a Vice President of Acquisitions from 1991 to 1996. He served as a director of Verticalnet, Inc. (“Verticalnet”) from 1996 to 2005. Mr. Buckley also currently serves as the Vice Chairman of the Board of Trustees of The Episcopal Academy and as Chairman of the Board of Directors of the Starfinder Foundation.
Areas of Relevant Experience	Deep experience in acquiring and building cloud/Internet-based businesses, mergers and acquisitions and corporate finance
Unique knowledge of ICG and the historical and current issues, challenges and opportunities facing ICG and its business
Committee Participation	None

Michael J. Hagan
Age	51
ICG Director Since	June 2007
Summary of Specific Relevant Business Experience	Mr. Hagan serves as the President of LifeShield Security, Inc. (“LifeShield”), the home security division of DIRECTV. He served as President and Chief Executive Officer of LifeShield from December 2009 until DIRECTV’s acquisition of the company in June 2013. Mr. Hagan served as the Chairman and Chief Executive Officer of NutriSystem, Inc. (“NutriSystem”) from 2002 to 2008 and as the President of NutriSystem from 2006 to 2007. Prior to joining NutriSystem, Mr. Hagan was a co-founder of Verticalnet and held a number of executive positions at Verticalnet from its founding in 1995, including Chairman of the Board from 2002 to 2005, President and Chief Executive Officer from 2001 to 2002, Executive Vice President and Chief Operating Officer from 2000 to 2001 and Senior Vice President prior to that time. Mr. Hagan has served as a director of FS Investment Corporation since 2011; he rejoined the Board of Directors of NutriSystem in February 2012 and was appointed Chairman of NutriSystem in April 2012 (a capacity in which he served from 2002 to 2008, as noted above). He also served as a director of Verticalnet from 1995 to 2008 and as a member of the Board of Trustees of American Financial Realty Trust from 2003 to 2008.
Areas of Relevant Experience	Significant experience as an entrepreneur and senior executive at public and private organizations, including technology/innovation and cloud/Internet-based companies
Vast experience in corporate finance, financial reporting and accounting and controls
Committee Participation	Audit Committee

Philip J. Ringo
Age	72
ICG Director Since	January 2003
Summary of Specific Relevant Business Experience	Mr. Ringo provides strategic consulting services to business organizations. From January 2010 to December 2012, he served as a Senior Strategic Advisor for Elemica, Inc., an e-business supply chain network. From 2001 to 2009, Mr. Ringo served as the Chairman and Chief Executive Officer of RubberNetwork.com LLC, a tire and rubber industry strategic sourcing and technology consortium. Mr. Ringo has served as a director of Genesee & Wyoming Inc. since 1978.
Areas of Relevant Experience	Vast experience as a senior executive at public and private organizations, including technology/innovation and cloud/Internet-based companies
Significant experience in corporate finance, financial reporting and accounting and controls matters
Committee Participation	Audit Committee, Nominating and Governance Committee

The Board of Directors recommends a vote FOR the election of each of Messrs. Buckley, Hagan and Ringo.

Incumbent Class I Directors – to Continue in Office for Terms Expiring in 2015

David J. Adelman
Age	42
ICG Director Since	June 2011
Summary of Specific Relevant Business Experience	Since 1997, Mr. Adelman has been the President and Chief Executive Officer of Campus Apartments, Inc., a company specializing in the development, management and finance of upscale housing for universities. He has been a member of the Board of Directors of FS Investment Corporation since 2008, of FS Investment Corporation II since 2011 and of FS Investment Corporation III since 2013, and a member of the Board of Trustees of FS Energy and Power Fund since 2010. In addition, Mr. Adelman serves on the board of directors or in leadership roles for various charitable and civic organizations.
Areas of Relevant Experience	Significant experience as an entrepreneur and senior executive at organizations operating in the higher education and real estate development sectors
Vast experience in corporate finance and public and private commercial transactions
Strong background in the areas of marketing, sales, corporate finance and strategic planning and management
Committee Participation	Nominating and Governance Committee

David J. Berkman
Age	52
ICG Director Since	January 2001
Summary of Specific Relevant Business Experience	Since 2000, Mr. Berkman has been the Managing Partner of Associated Partners, LP, a private equity firm primarily engaged in the telecommunications, technology and Internet markets. Mr. Berkman has served as a director of Entercom Communications Corp. since 1999 and as a director of Diamond Resorts International, Inc. since July 2013. Civically, he serves on the Board of Overseers for the University of Pennsylvania School of Engineering and Applied Science and the Board of Trustees of The Franklin Institute.
Areas of Relevant Experience	Deep experience in private equity markets, with a focus in the telecommunications, information services, international media (information, broadcasting and publishing), technology/innovation and cloud/Internet segments
Significant experience with mergers and acquisitions, corporate finance, financial reporting and accounting and controls
Committee Participation	Compensation Committee (Chair), Nominating and Governance Committee

David K. Downes
Age	74
ICG Director Since	October 2003
Summary of Specific Relevant Business Experience	Since 2004, Mr. Downes has served as Chief Executive Officer and a director of Community Capital Management, Inc. and as the President of Community Capital Trust, as well as two of its managed funds, CRA Qualified Investment Fund and Alternative Income Fund. Mr. Downes has served as a director of OppenheimerFunds, Inc. since 2005 and as a director of THL Credit, Inc. since 2009. Previously, Mr. Downes served as the Independent Chairman of the GSK Domestic Employee Benefit Trust from 2006 to June 2013 and as the Independent Chairman of the Board of Trustees of the Quaker Investment Trust from 2004 to 2007. Between 1995 and 2003, Mr. Downes served in various executive roles at Lincoln National Investment Companies and Delaware Investments, the investment management subsidiary of the Lincoln Financial Group at that time.
Areas of Relevant Experience	Vast experience in the areas of corporate finance, financial reporting and accounting and controls
Senior leadership roles in a number of global financial institutions and investment funds
Committee Participation	Audit Committee (Chair), Compensation Committee

Incumbent Class II Directors – to Continue in Office for Terms Expiring in 2016

Thomas A. Decker
Age	68
ICG Director Since	October 2004
Summary of Specific Relevant Business Experience	Mr. Decker is currently a Member of the Cozen O’Connor law firm, where he has served as Vice Chairman since January 2013. From 2007 to December 2012, Mr. Decker served as Chief Executive Officer of Cozen O’Connor, where he also served as President from 2007 to January 2012 and as Managing Partner from 2000 to 2004. Mr. Decker served as the inaugural Chairman of the Pennsylvania Gaming Control Board from 2004 to 2007. He serves on the Boards of Directors of the Kimmel Center, the Philadelphia Zoo and the Philadelphia Freedom Valley YMCA, as well as the Board of Trustees of the Gesu School.
Areas of Relevant Experience	Expertise in corporate law, with an emphasis on mergers and acquisitions, corporate governance and alternative dispute resolution
Senior leadership roles in a number of global organizations
Significant experience in corporate finance, complex regulatory and legal issues, financial reporting and accounting and controls
Committee Participation	Audit Committee, Compensation Committee

Thomas P. Gerrity
Age	72
ICG Director Since	December 1998
Summary of Specific Relevant Business Experience	From 1990 to 1999, he served as Dean of The Wharton School of the University of Pennsylvania (“Wharton”) and as Professor of Management at Wharton. Since 1999, Dr. Gerrity has served as Dean Emeritus and as the Joseph Aresty Professor of Management at Wharton. Previously, Dr. Gerrity was the founder of, and from 1969 to 1988 served as the Chairman and Chief Executive Officer of, The Index Group, a firm specializing in information technology strategy and management, corporate strategic management and business re-engineering. Dr. Gerrity has served as a director of PharMerica Corporation since 2007. He also served as a director of Sunoco, Inc. from 1990 to 2010 and of Hercules, Inc. from 2003 to 2008.
Areas of Relevant Experience	Significant experience as a director at a number of multi-industry organizations and as the chief executive officer of substantial organizations
Strong experience in information systems and technology markets and businesses, information technology management, corporate governance, leadership and strategic change management, enterprise risk management, financial reporting and accounting and controls
Committee Participation	Compensation Committee, Nominating and Governance Committee (Chair)

Peter K. Miller
Age	52
ICG Director Since	June 2010
Summary of Specific Relevant Business Experience	Since June 2010, Mr. Miller has been the Chief Executive Officer of OptiNose Inc., a drug delivery company that manufactures and sells devices through which intranasal drugs are administered to patients. Prior to that, he co-founded and served as the Chief Executive Officer and President of Take Care Health Systems, LLC (“TCHS”), an operator of healthcare clinics in retail pharmacies, from 2004 to May 2010. TCHS was acquired by, and became a wholly-owned subsidiary of, Walgreen Co. in 2007. Between 1990 and 2004, Mr. Miller served in a variety of executive roles at subsidiaries of Johnson & Johnson, including as President of Janssen Pharmaceutica, Inc. and as Worldwide President of Johnson & Johnson-Merck Consumer Pharmaceuticals Co.
Areas of Relevant Experience	Deep experience as a senior executive at large public businesses and as an entrepreneur in private organizations in the pharmaceutical and biotechnology sectors
Strong background in the areas of marketing, sales, corporate finance and strategic planning and management
Committee Participation	Nominating and Governance Committee

DIRECTOR COMPENSATION

Summary of Director Compensation

Directors who are ICG executives do not receive compensation for their service on the Board. ICG’s non-management directors receive compensation through ICG’s Non-Management Director Compensation Plan (the “Director Compensation Plan”), which is administered by the Compensation Committee. The Nominating and Governance Committee reviews and recommends to the full Board for approval any changes in the compensation of ICG’s non-management directors.

In 2013, ICG’s non-management directors were entitled to receive the following annual cash retainer fees (payable in equal quarterly installments) under the Director Compensation Plan:

Annual Fees Payable	Payable For Service As
$60,000	Director
$25,000	Audit Committee Chair
$20,000	Compensation Committee Chair
$15,000	Nominating and Governance Committee Chair
$13,500	Audit Committee (Non-Chair)
$11,000	Compensation Committee (Non-Chair)
$10,000	Independent Lead Director
$8,500	Nominating and Governance Committee (Non-Chair)

Under the Director Compensation Plan, each non-management director is entitled to receive, at the commencement of his or her service on the Board, an initial grant of 25,000 stock appreciation rights (“SARs”). Each SAR represents the director’s right to receive, upon exercise, shares of Common Stock with a fair market value equal to the dollar increase, if any, of the fair market value of the Common Stock from the grant date to the exercise date, with the fair market values determined by reference to the closing Common Stock prices reported by NASDAQ on those dates. The SARs vest in equal annual installments over four years. Through 2013, each non-management director was also entitled to receive a grant of 7,500 deferred stock units (“DSUs”) for his or her service on the Board each year. Each DSU represents a share of Common Stock into which the DSU will be converted upon the termination of the director’s service at ICG. The annual service grant DSUs vest on the one-year anniversary of the date on which they were granted.

Each non-management director may, so long as he or she is in compliance with ICG’s director equity ownership guidelines (as described in “Director Compensation–Director Equity Ownership Guidelines” below), elect to receive, in lieu of all or any portion of the annual service grant DSUs to which he or she is entitled, an equal number of restricted shares of Common Stock (“Director Restricted Stock”). The shares of Director Restricted Stock, like the DSUs they replace, vest on the first anniversary of their grant date. Unlike the DSUs, which a director must hold until his or her service on the Board is terminated, the shares of Director Restricted Stock become (subject to ICG’s policies and applicable securities laws) freely tradable shares of ICG Common Stock upon vesting. In 2013, a number of ICG’s non-management directors elected to receive shares of Director Restricted Stock in lieu of annual service grant DSUs. Those elections are reflected in the “Summary Director Compensation Table” and accompanying footnotes below.

Also, under the Director Compensation Plan, each non-management director who earned cash retainer fees in 2013 could elect to receive DSUs in lieu of all or a portion of those fees. Under the arrangement, each participating director received DSUs representing shares of Common Stock with a fair market value equal to the relevant cash retainer fees (with fair market value determined by reference to the closing Common Stock price reported by NASDAQ on the date the cash retainer fees otherwise would have been paid). DSUs received in lieu of cash retainer fees were fully vested at the time they were granted and are to be settled in shares of Common Stock when the non-management director’s service on the Board is terminated. In 2013, a number of ICG’s non-management directors elected to receive DSUs in lieu of the cash retainer fees they earned. Those elections are reflected in the Summary Director Compensation Table and accompanying footnotes below.

Benchmarking of and Changes to Director Compensation

The Nominating and Governance Committee is responsible for assessing ICG’s Board compensation program under the Director Compensation Plan relative to current market practices (this typically occurs about once every four years) and, if appropriate, making changes to the program. The committee engaged Radford, an Aon Hewitt Consulting Company (a subsidiary of Aon Corporation) (“Radford”), to aid in such an assessment in late 2013 and early 2014. Radford compared ICG’s non-management director compensation to that of a group of 24 publicly-traded software companies approved by the Board (see “Compensation Discussion and Analysis–Peer Analysis” below) and determined that, while ICG’s overall director compensation value was appropriate relative to the peer group, ICG’s cash-to-equity mix was generally more cash-heavy than its software company peers, the director compensation packages of which tend to have a greater equity component.

In light of Radford’s analysis and recommendations and the company’s philosophy of delivering an increasing amount of executive compensation through equity grants, and in order to remain in compliance with ICG’s Fifth Amended and Restated 2005 Omnibus Equity Compensation Plan (the “Omnibus Equity Plan”) (which allows for only a limited number of equity grants with vesting of under three years), the Nominating and Governance Committee recommended, and the full Board approved, effective January 1, 2015:

•	a change in the form of director retainer fee payments from quarterly cash payments to annual Director Restricted Stock grants; and

•	a change in the number and frequency of non-management director service grant DSUs/shares of Director Restricted Stock from 7,500 annually to 22,500 triennially (with 7,500 DSUs/shares of Director Restricted Stock vesting on the one-year anniversary of the grant date, and the remaining 15,000 DSUs/shares of Director Restricted Stock vesting in equal quarterly installments over the following two years).

The annual grants of shares of Director Restricted Stock that will replace the quarterly cash retainer fees will (1) be made on the first business day of each year, (2) be equal in value to the total amount of annual retainer fees that are otherwise payable for the upcoming year (based on the NASDAQ closing price of ICG’s Common Stock on the grant date), (3) vest on the one-year anniversary of the grant date and (4) not be subject to a director option to receive DSUs in lieu of the shares.

Director Equity Ownership Guidelines

ICG believes that it is important for its directors to retain meaningful equity stakes in ICG so that the interests of ICG’s directors remain aligned with the interests of its stockholders interests over time. Accordingly, ICG maintains equity ownership guidelines for its non-management directors. Under the guidelines, which the Board most recently amended in April 2014, each of ICG’s non-management directors is expected to acquire and thereafter continually hold ICG equity interests representing at least 15,000 shares of ICG Common Stock. The 15,000-equity interest requirement was designed to reflect holdings with a value of approximately five times the amount of ICG’s annual Board retainer, or $300,000, based on then-current ICG Common Stock price levels.

There is no mandatory period within which new directors must achieve initial compliance with the equity ownership guidelines; however, any non-management director who has not yet achieved and maintained compliance with the guidelines will not have the option of receiving shares of Director Restricted Stock in lieu of annual service grant DSUs. All of ICG’s current directors have achieved and maintained compliance with the equity ownership guidelines.

Summary Director Compensation Table

The following table sets forth information regarding compensation paid or accrued for the benefit of each of ICG’s non-management directors for the year ended December 31, 2013:

Name	Fees Earned or Paid in Cash ($) (1) (2)	Stock Awards ($) (3) (4) (5)	Option/SAR Awards ($) (6)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David J. Adelman	$25,032	$166,643	—	—	—	—	$191,675
David J. Berkman	$23,472	$168,503	—	—	—	—	$191,975
Thomas A. Decker	$67,281	$140,394	—	—	—	—	$207,675
David K. Downes	$100,700	$98,175	—	—	—	—	$198,875
Thomas P. Gerrity	$15	$184,160	—	—	—	—	$184,175
Michael J. Hagan	$72,809	$123,866	—	—	—	—	$196,675
Peter K. Miller	$32	$166,643	—	—	—	—	$166,675
Philip J. Ringo	$49,236	$130,939	—	—	—	—	$180,175

(1)	The amounts shown in this column exclude cash service fees in lieu of which the named director elected to receive DSUs under ICG’s director deferred stock unit program; the value of those DSUs is included in the “Stock Awards” column.
(2)	The amounts shown in this column include (a) cash amounts paid to the named director on January 2, 2014 in connection with service fees earned during 2013 and (b) a one-time $25,000 fee paid to each of Messrs. Adelman, Decker and Hagan on February 19, 2014 for his participation on the special transaction committee established by the Board in connection with the Procurian sale in 2013.
(3)	The amounts shown in this column include the following (a) annual service grant DSUs, (b) Director Restricted Stock issued in lieu of those DSUs at the request of the named director and (c) DSUs issued in lieu of cash retainer fees at the election of the named director during the year ended December 31, 2013 (as well as DSUs issued on January 2, 2014 in lieu of cash service fees earned during 2013):

Name	Number of Annual Service Grant DSUs Issued	Number of Shares of Director Restricted Stock Issued	Number of DSUs Issued in Lieu of Cash Service Fees
David J. Adelman	—	7,500	5,042
David J. Berkman	7,500	—	5,139
Thomas A. Decker	—	7,500	3,109
David K. Downes	—	7,500	—
Thomas P. Gerrity	7,500	—	6,332
Michael J. Hagan	7,500	—	1,892
Peter K. Miller	3,000	4,500	5,042
Philip J. Ringo	3,750	3,750	2,413

(4)	The amounts shown in this column reflect the grant date fair values of the DSUs and/or Director Restricted Stock granted to the named director, as calculated in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718. The grant date fair value of the annual service grant DSUs or Director Restricted Stock granted to each named director on March 1, 2013 was $98,175, and the grant date fair values of the DSUs granted to the named directors in lieu of service fees earned during 2013 were as follows:

Name	Date of Grant	Grant Date Fair Market Value
David J. Adelman	4/1/13	$17,119
	7/1/13	$17,115
	10/1/13	$17,112
	1/2/14	$17,121
David J. Berkman	4/1/13	$16,587
	7/1/13	$16,818
	10/1/13	$18,458
	1/2/14	$18,464
Thomas A. Decker	4/1/13	$10,555
	7/1/13	$10,554
	10/1/13	$10,554
	1/2/14	$10,556
Thomas P. Gerrity	4/1/13	$21,496
	7/1/13	$21,496
	10/1/13	$21,494
	1/2/14	$21,498
Michael J. Hagan	4/1/13	$6,420
	7/1/13	$6,424
	10/1/13	$6,430
	1/2/14	$6,418
Peter K. Miller	4/1/13	$17,119
	7/1/13	$17,115
	10/1/13	$17,112
	1/2/14	$17,121
Philip J. Ringo	4/1/13	$8,197
	7/1/13	$8,192
	10/1/13	$8,191
	1/2/14	$8,184

(5)	Giving effect to the DSUs issued on January 2, 2014 for services performed during 2013, the following numbers of DSUs and shares of Director Restricted Stock were held by ICG’s non-management directors as of December 31, 2013:

Name	Number of DSUs Held (vested)	Number of Shares of Director Restricted Stock Held
David J. Adelman	22,525 (all vested)	7,500
David J. Berkman	103,784 (96,284 vested)	—
Thomas A. Decker	67,760 (all vested)	7,500
David K. Downes	67,598 (all vested)	7,500
Thomas P. Gerrity	109,950 (102,450 vested)	—
Michael J. Hagan	46,802 (39,302 vested)	—
Peter K. Miller	29,810 (26,810 vested)	4,500
Philip J. Ringo	99,201 (95,451 vested)	3,750

(6)	ICG did not grant any options or SARs to its directors in 2013. As of December 31, 2013, 25,000 SARs were held by each of Messrs. Adelman, Hagan and Miller; at that time, (a) 12,500 of Mr. Adelman’s SARs were vested, (b) all of Mr. Hagan’s SARs were vested, and (c) 18,750 of Mr. Miller’s SARs were vested. There were no options to purchase Common Stock held by ICG’s non-management directors as of December 31, 2013.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANT

(ITEM 2)

The Audit Committee has selected KPMG LLP as the independent registered public accountant to audit ICG’s consolidated financial statements for 2014 and the effectiveness of ICG’s internal control over financial reporting as of December 31, 2014. Although action by ICG’s stockholders on that matter is not required, the Audit Committee and the Board believe it is appropriate to seek stockholder ratification of the committee’s selection in light of the role played by the independent registered public accountant in reporting on ICG’s consolidated financial statements and the effectiveness of ICG’s internal control over financial reporting. Ratification of KPMG LLP as the independent registered public accountant requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter. If its appointment is not ratified by ICG’s stockholders, the Audit Committee may reconsider its selection. Even if the appointment of KPMG is ratified, the Audit Committee may, in its discretion, select a different independent registered accountant at any time during the year if it determines that such a change would be in the best interests of ICG and its stockholders.

One or more representatives of KPMG LLP are expected to attend the Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit and Other Fees

During 2012 and 2013, ICG paid the following amounts to KPMG LLP:

Type of Fees	2012	2013
Audit Fees (1)	$760,662	$742,264
Audit-Related Fees (2)	$—	$28,500
Tax Fees (3)	$96,860	$132,810
All Other Fees	$—	$—

(1)	Fees include amounts billed by KPMG LLP for similar services to ICG’s majority-owned subsidiaries and amounts for the audit of the effectiveness of ICG’s internal control over financial reporting.

(2)	Fees were for miscellaneous services performed in connection with ICG’s registration of shares on Form S-8 and consolidation of majority-owned subsidiaries.
(3)	Fees were for tax compliance and consulting services rendered to ICG and its majority-owned subsidiaries.

The Audit Committee believes that KPMG LLP’s provision of non-audit services is compatible with maintaining KPMG LLP’s independence.

Pre-Approval of Services

The Audit Committee’s policy is to pre-approve the engagement of accountants to render all audit and tax-related services for ICG, as well as any changes to the terms of the engagement. The Audit Committee also pre-approves all non-audit related services proposed to be provided by ICG’s independent registered public accountant. In doing so, the Audit Committee reviews the terms of the engagement, a description of the engagement and a budget for the engagement. Requests for services, which must be specific as to the particular services to be provided, are aggregated and submitted to the Audit Committee to be approved either at a meeting of the Audit Committee, through a written consent of the Audit Committee or by a designated member of the Audit Committee. The Audit Committee pre-approved 100% of the total 2013 services provided by KPMG LLP, ICG’s independent registered public accountant.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as ICG’s independent registered public accountant for the year ending December 31, 2014.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that ICG specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee oversees ICG’s financial reporting process on behalf of the Board. Management of ICG is responsible for ICG’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles. ICG’s independent registered public accountant is responsible for auditing those consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with U.S. generally accepted accounting principles, as well as an opinion on the effectiveness of ICG’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review those processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.

The Audit Committee selects the independent registered public accountant to be retained to audit ICG’s consolidated financial statements and the effectiveness of ICG’s internal control over financial reporting, and, once retained, the independent registered public accountant reports directly to the Audit Committee. The Audit Committee consults with and reviews recommendations made by the independent registered public accountant with respect to the consolidated financial statements, financial records and financial controls of ICG and makes recommendations to the Board as it deems appropriate from time to time. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the independent registered public accountant. The Audit Committee is composed of at least three directors who are “independent,” as that term is defined by applicable NASDAQ and SEC rules. The Audit Committee operates under a written charter adopted by the Board. A copy of the Audit Committee’s charter is posted on ICG’s website at www.icg.com/investors/corporate-governance/.

The Audit Committee met with management periodically during 2013 to consider the adequacy of ICG’s internal controls and discussed those matters with ICG’s independent registered public accountant, KPMG LLP. The Audit Committee also discussed with senior management ICG’s disclosure controls and procedures and the certifications by ICG’s CEO and Chief Financial Officer, which are required by the SEC under the Sarbanes-Oxley Act of 2002, as amended, for certain of ICG’s filings with the SEC.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements in ICG’s 2013 Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates and the clarity of disclosures in the consolidated financial statements. The Audit Committee also reviewed Management’s Report on Internal Control Over Financial Reporting with ICG’s management.

The Audit Committee reviewed with the independent registered public accountant, who is responsible for expressing an opinion on the conformity of those consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of ICG’s accounting principles, as well as an opinion on the effectiveness of ICG’s internal control over financial reporting. The Audit Committee discussed with ICG’s independent registered public accountant the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees, and such other matters as are required to be discussed under auditing standards generally accepted in the United States of America. The Audit Committee received the written disclosures and a letter from ICG’s independent registered public accountant with respect to ICG required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the independent registered public accountant the compatibility of non-audit services with the independent registered public accountant’s independence.

The Audit Committee discussed with ICG’s independent registered public accountant the overall scope and plans for ICG’s 2013 audit. The Audit Committee met with the independent registered public accountant, with and without ICG’s management present, to discuss the results of the audit, its evaluation of the effectiveness of ICG’s internal controls and the overall quality of ICG’s financial reporting. The Audit Committee also made itself available to meet separately with ICG’s General Counsel.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that ICG’s audited consolidated financial statements be included in the Annual Report for the year ended December 31, 2013 that was filed with the SEC.

The Audit Committee has selected the firm of KPMG LLP as independent registered public accountant to audit and report upon ICG’s consolidated financial statements for 2014 and the effectiveness of ICG’s internal control over financial reporting as of December 31, 2014. In making that selection, the Audit Committee has considered whether KPMG LLP’s provision of services other than audit services is compatible with maintaining its independence.

AUDIT COMMITTEE

David K. Downes, Chairman

Thomas A. Decker

Michael J. Hagan

Philip J. Ringo

COMPENSATION COMMITTEE REPORT

The Compensation Committee of ICG has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) with management and, based on that review and those discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

David J. Berkman, Chairman

Thomas A. Decker

David K. Downes

Thomas P. Gerrity

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This “Compensation Discussion and Analysis” section (this “CD&A”) summarizes in detail each element of compensation that ICG pays to, awards to, or accrues for the benefit of, its executive officers. It also describes the philosophy and objectives underlying ICG’s executive compensation policies and explains the significant compensation decisions that ICG made during 2013 and early 2014. This CD&A is intended to provide a context for the data that is presented in the compensation tables contained in “Executive Compensation” below, as well as the footnotes and narratives that accompany those tables.

This CD&A contains statements regarding individual and company performance targets and goals. Those targets and goals are disclosed in the limited context of ICG’s compensation programs and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance. ICG specifically cautions investors not to apply these statements to other contexts.

2013 was a watershed year for ICG. In December of last year, the company sold its largest business, Procurian, to an affiliate of Accenture plc (“Accenture”). The sale not only marked a great economic result for ICG, which realized approximately $314 million of cash in the sale, but, even more importantly, it allows ICG to focus exclusively on its strategy of building market-leading, cloud-based companies that dramatically improve efficiency in specific vertical markets.

Following the Procurian transaction and ICG’s sales of Investor Force Holdings, Inc. (“InvestorForce”) to MSCI Inc. (“MSCI”) in January 2013 and Channel Intelligence, Inc. (“Channel Intelligence”) to Google Inc. (“Google”) in February 2013 (which together generated approximately $81 million of additional cash for ICG), ICG holds controlling majority equity stakes in vertical, cloud-based, recurring revenue businesses that it believes will, over the long term, generate sustained, meaningful returns for its stockholders through consistent revenue growth and, ultimately, earnings leverage and free cash flow. With its newly-fortified balance sheet, ICG has significantly expanded its capacity to both (1) drive growth at its existing cloud companies through, among other things, investment in research and development, sales and marketing and acquisitions and (2) acquire new cloud-based, recurring revenue businesses that bring transformational efficiency to specific vertical markets.

In 2013, the collective operating performance of ICG’s three remaining vertical cloud-based companies was very strong. Those companies as a group performed above plan in terms of both revenue and adjusted non-GAAP net income. We believe that the Procurian sale, coupled with that strong operating performance, contributed to an increase in the price of ICG’s Common Stock from $11.43 at the end of 2012 to $18.63 at the end of 2013.

Consistent with the Compensation Committee’s “pay for performance” philosophy, the strategic accomplishments of ICG’s management team and the performance of its vertical cloud-based companies in 2013 were reflected in ICG’s executive compensation. Bonus compensation for ICG’s executive officers for 2013 was higher than it was for 2012, as the annual performance bonuses for the executive officers for 2013, coupled with the special bonuses paid to them in connection with the Procurian sale, represented a sharp increase from the bonus payouts that they received for 2012. The increase in ICG’s stock price during 2013 caused a corresponding increase in (1) the value delivered to the executive officers through the 2013 annual bonuses (a significant portion of which were paid in ICG stock valued at $13.09) and, even more significantly, (2) the overall value of the ICG equity awards held by the executive officers. The impact of ICG’s 2013 performance on its executive compensation for the year is described further in this CD&A.

In early 2014, the Compensation Committee determined that, in light of the Procurian sale, the performance goals that governed the vesting of a significant portion of the shares of restricted stock issued in 2010 to Mr. Buckley and Mr. Douglas Alexander, ICG’s President, were no longer achievable, and Messrs. Buckley and Alexander forfeited those shares. In light of the forfeiture, and in order to provide equity-based compensation to incent ICG’s management team over a several-year period, the Board (based on the Compensation Committee’s recommendation) made substantial grants of restricted stock to ICG’s executive officers; those grants are described in “Elements of ICG’s Compensation Program–Equity Grants” below.

Consideration of “Say-on-Pay” Results

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), ICG’s stockholders were asked once again in 2013 to vote their support, on an advisory basis, for ICG’s executive officer compensation. The Compensation Committee considered the results of the so called “say-on-pay” vote, and, because the holders of approximately 94% of ICG’s Common Stock that was voted expressed support for ICG’s 2013 executive officer compensation, the committee did not implement any changes to ICG’s executive compensation program in connection with the “say-on-pay” vote.

ICG’s Compensation Objectives and Philosophy

Like most companies, ICG believes that maintaining a strong pool of executive talent is critical to its sustained success. Accordingly, ICG’s executive compensation program is, as a basic matter, designed to attract, retain and motivate exceptional executives. ICG also recognizes the importance of having managers whose collective interests are aligned with the interests of ICG’s stockholders. ICG’s compensation program is designed to foster that alignment by tying executive compensation to the creation of long-term stockholder value and the attainment of appropriate short-term and long-term financial and strategic objectives.

Between 2009 and 2012, ICG’s executive team implemented the company’s then-evolving business strategy, which called for it to devote an increasing amount of its financial capital and other resources towards (and hold an increasing portion of its assets in the form of) majority-owned companies by disposing of a number of the minority equity stakes that it owned in companies, acquiring controlling majority equity stakes in two vertical cloud businesses, GovDelivery Holdings, Inc. (“GovDelivery”) and MSDSonline Holdings, Inc. (“MSDSonline”), and increasing its stake in a third vertical cloud business, BOLT Solutions Inc. (“Bolt”), from a minority position to a controlling majority position. During that time, ICG was able to drive value for its stockholders through aggregate revenue and earnings growth at its majority-owned companies, Procurian, GovDelivery, MSDSonline and Bolt.

2013 was a transformative year for ICG. Through its sale of Procurian (which is a technology-enabled business process outsourcing company rather than a vertical cloud-based business), as well as the sales of InvestorForce to MSCI and Channel Intelligence to Google, ICG finished the year with approximately $335 million of cash on its balance sheet and, even more importantly, was able to focus exclusively on a strategy of building market-leading, cloud-based companies that dramatically improve efficiency in specific vertical markets. Entering 2014, ICG had significantly expanded its capacity to execute on its current strategy, namely to (1) drive growth at its existing cloud companies through, among other things, investment in research and development, sales and marketing and acquisitions and (2) acquire new cloud-based, recurring revenue businesses that bring transformational efficiency to specific vertical markets. Both ICG management and the Board believe that this strategy will, over the long term, generate sustained, meaningful returns for ICG’s stockholders through consistent revenue growth and, ultimately, earnings leverage and free cash flow.

The Compensation Committee believes that driving performance against ICG’s ongoing objectives (whether those stated above or otherwise), as well as attracting and retaining executive talent (and aligning that talent with the company’s stockholders) can be best accomplished through a mix of cash, equity compensation and other long-term incentive-based compensation, which, in 2013, consisted primarily of:

•	annual cash salaries;

•	a combination of cash and stock bonuses based upon the achievement of specific business goals and outcomes; and

•	equity awards.

In addition to those primary components, ICG provides compensation to executive officers through employment agreements and other compensation arrangements, such as the carried interest compensation program described in “Elements of ICG’s Compensation Program–Carried Interest Program” below. ICG has also adopted stock ownership requirements for its executive officers to further ensure that their interests are aligned with those of its stockholders. Those agreements, arrangements and requirements are described in this CD&A and elsewhere in this proxy statement.

In establishing executive compensation consistent with its “pay-for-performance” philosophy, the Compensation Committee believes it is important to place a substantial percentage of executive officers’ total compensation at risk, with significant upside potential for strong performance and downside exposure for underperformance or excessive risk-taking. The Compensation Committee believes that paying a significant portion of each executive’s compensation in the form of performance-based bonuses and equity-based compensation has been an effective tool in focusing executives on the creation of stockholder value. For example, in 2013, the committee paid substantial cash bonuses to ICG’s executive officers in connection with the extremely successful Procurian transaction, and the increase in ICG’s Common Stock price from $11.43 to $18.63 during 2013 caused a corresponding increase in the overall value of the ICG equity awards held by the executive officers.

In 2014, based in large part on the successful results achieved by paying a portion of the executive officers’ 2013 annual bonuses (which were traditionally paid entirely in cash) in the form of performance-based restricted ICG Common Stock valued at the time of a grant made near the beginning of the measurement period, the Compensation Committee is increasing the upside performance potential and downside performance risk for ICG’s executive officers by paying the executive officers’ entire annual bonuses (to the extent earned, up to 100% payout of target) in a similar form of ICG restricted stock; the new bonus structure is described further in “Elements of ICG’s Compensation Program–Bonuses” below.

The Role of the Compensation Committee

The Board has delegated to the Compensation Committee primary responsibility for establishing, overseeing and directing ICG’s executive compensation program and policies, as well as administering ICG’s equity compensation plans. The Compensation Committee consists of four non-employee directors, each of whom satisfies NASDAQ’s and the SEC’s independence standards. The Compensation Committee operates under a charter, which sets forth the responsibilities of the Compensation Committee. The charter is available on ICG’s website at www.icg.com/investors/corporate-governance/. The Compensation Committee meets as often as necessary and, in any event, at least two times per year to complete its assigned responsibilities. In 2013, the Compensation Committee met seven times.

The Compensation Committee periodically reviews and approves ICG’s ongoing compensation strategy. In accordance with SEC rules, the committee’s review includes an annual determination as to whether, in light of the risks relating to ICG’s attraction and retention of talent and the design of compensation programs and arrangements applicable to ICG’s executive officers and other employees, ICG’s then-current compensation policies are reasonably likely to have a material adverse effect on ICG. In April 2013 and April 2014, the Compensation Committee reviewed those risks and determined that ICG’s then-current compensation policies were not reasonably likely to have a material adverse effect on ICG. In making its determinations, the Compensation Committee noted a number of features of ICG’s compensation programs and arrangements that mitigate risk, including:

•	the mix of fixed and variable compensation opportunities;

•	the balance between annual and long-term performance-based compensation opportunities;

•	the performance objectives established for annual and long-term performance-based compensation; and

•	the additional controls and procedures in place to align the interests of ICG’s executives and its stockholders, including the company’s corporate governance guidelines, clawback policy and stock ownership guidelines.

Early in each year, the Compensation Committee establishes corporate goals and objectives in connection with ICG’s performance plan for the upcoming year. After the completion of the year, the Compensation Committee evaluates corporate performance in light of the year’s corporate goals and objectives and determines the extent to which those goals and objectives have been met and, accordingly, the payout (on a percentage basis) under the performance plan. In addition, the Compensation Committee reviews the total compensation package for each of ICG’s executive officers on an annual basis. The committee relies in part on tally sheets, which set forth an executive’s historical compensation and benefit information, outstanding equity awards and potential severance payments, in that review so that it can evaluate each executive officer’s compensation as a whole, as opposed to assessing each component of compensation individually. If the Compensation Committee determines that a change in the compensation of an executive officer is warranted, it approves, or recommends that the Board approve, that change in compensation.

The Role of the Compensation Consultant

Under its charter, the Compensation Committee is authorized to engage independent advisors, such as compensation consultants, to elicit information, analysis and advice on matters related to executive compensation. The Compensation Committee is also authorized to approve the fees and other terms of engagements with compensation consultants and to terminate any such engagements in accordance with their respective terms. The Compensation Committee engages a compensation consultant in connection with its review of trends in management compensation and models of new compensation programs. The compensation consultant:

•	reports directly to the Compensation Committee;

•	periodically participates in the meetings of the Compensation Committee;

•	provides evaluations of the compensation offered by ICG’s peers; and

•	makes recommendations to the Compensation Committee regarding executive officer compensation.

The Compensation Committee has, from time to time over the past several years, engaged Radford, an independent compensation consultant, to provide consulting services in connection with ICG’s executive compensation. The committee’s engagements of Radford have been motivated generally by its desire to maintain an appropriately competitive compensation program. From time to time, Radford advises ICG’s management in connection with the structure and development of compensation programs to be proposed to the Compensation Committee and provides ICG’s management with benchmarking data in connection with the compensation of executives at ICG and its subsidiary companies. In connection with its most recent engagement of Radford, the Compensation Committee assessed Radford’s independence relative to ICG in accordance with applicable SEC and NASDAQ rules and determined Radford to be an independent compensation adviser for ICG.

The Role of Management and Other Employees

ICG’s CEO meets with the Compensation Committee and is responsible for evaluating the performance of ICG’s other executive officers and making recommendations to the Compensation Committee as to the kinds and amounts of compensation to be paid to those individuals based on their performance. Those recommendations are based in part on information provided by the compensation consultant and tally sheets for each executive officer that set forth the executive officer’s historical compensation and benefit information, outstanding equity awards and potential severance payments. ICG’s management is responsible for evaluating and setting the compensation of ICG’s non-executive employees. ICG management also recommends performance goals to the Compensation Committee based on ICG’s strategic initiatives and the financial plans of ICG’s companies.

ICG’s employees, particularly the members of its human resources, finance and legal departments, support the Compensation Committee in its work. They do so by providing the committee with reports, tally sheets and other compensation data and analyses, answering the committee’s inquiries regarding compensation and preparing and revising documentation relating to ICG’s compensation plans, agreements and other arrangements.

Peer Analysis

The Compensation Committee uses peer benchmarking as a guideline in setting levels of executive compensation; it recognizes the importance of offering competitive compensation packages in order to attract and retain key executives. Peer companies are selected by the Compensation Committee with input from ICG management and ICG’s compensation consultant. Given ICG’s structure as a publicly-traded corporation with interests in a number of different companies, the Compensation Committee historically focused on the compensation packages offered by ICG’s public company peers and by private equity and venture capital firms of the type with which ICG has competed for talent with assets comparable to those held by ICG. In evaluating those compensation packages, the Compensation Committee has relied on published market surveys and related analyses supplied by the compensation consultant, as well as the personal knowledge of ICG Board members who have experience with relevant compensation arrangements.

In late 2013 and early 2014, the Compensation Committee engaged Radford to provide benchmarking information, analysis and advice in connection with proposed changes to ICG’s director compensation program and proposed equity grants to ICG’s executive officers. In light of ICG’s relatively new identity as a pure-play, cloud-based software company, Radford recommended, and the Compensation Committee approved, the following publicly-traded software (mostly cloud-based/Internet software) companies, which bear similarities to ICG in terms of number of employees, revenues, operating income, net income and market cap, as appropriate peers when performing benchmark analysis in connection with proposed changes to ICG’s compensation:

ICG 2014 Public Company Peers
Accelrys, Inc.	eHealth, Inc.	Move, Inc.
Actuate Corporation	Ellie Mae, Inc.	NetSuite Inc.
Advent Software, Inc.	Interactive Intelligence Group, Inc.	Responsys, Inc.
Bazaarvoice, Inc.	Intralinks Holdings, Inc.	Rosetta Stone Inc.
Blackbaud, Inc.	Jive Software, Inc.	ServiceNow, Inc.
CommVault Systems, Inc.	Limelight Networks, Inc.	Synchronoss Technologies, Inc.
Dealertrack Technologies, Inc.	Liquidity Services, Inc.	The Active Network, Inc.(1)
Digital River, Inc.	LivePerson, Inc.	Websense, Inc.

(1)	Company was acquired by Vista Equity Partners Fund III, L.P. in November 2013.

Elements of ICG’s Compensation Program

In order to attract and retain exceptional executives, motivate those executives to accomplish ICG’s strategic and financial objectives and align the interests of those executives with the interests of ICG’s stockholders, ICG generally compensates its executive officers through a mix of cash, equity compensation and other long-term incentive-based compensation, which, in 2013, consisted primarily of:

•	annual cash salaries;

•	a combination of cash and stock bonuses based upon the achievement of specific business goals and outcomes; and

•	equity awards.

In addition to those primary components, ICG provides compensation to executive officers through employment agreements and other compensation arrangements, such as the carried interest compensation program under which ICG’s executive officers remain eligible to receive cash payments in the event of liquidity events or other distributions at certain companies in which ICG acquired equity interests in 2008 and 2009, including Bolt (the program is described further in “Elements of ICG’s Compensation Program–Carried Interest Program” below).

ICG has also adopted stock ownership requirements for its executive officers to further ensure that their interests are aligned with those of its stockholders. Those agreements, arrangements and requirements are described in the sections that follow and elsewhere in this proxy statement.

Base Salaries

The Compensation Committee aims to set competitive base salaries for ICG’s executive officers. Consistent with Radford’s recommendations, the base salaries of ICG’s executive officers have historically been targeted at a level between the 50th and 75th percentiles of ICG’s peer comparison group. However, peer comparisons are only one factor taken into account by the Compensation Committee in establishing the base salaries of ICG’s executive officers. The committee also takes into consideration an executive’s skill set, experience and responsibilities within ICG, as well as internal pay equity among ICG executives, in setting base salaries.

The Compensation Committee reviews the base salaries of all executive officers on an annual basis but does not typically adjust salaries annually. In 2007, following a comprehensive peer benchmarking review by Radford, ICG entered into employment agreements with Mr. Buckley, Mr. Alexander (who was then a Managing Director), and Mr. R. Kirk Morgan, ICG’s Chief Financial Officer. More complete descriptions of the respective terms of Mr. Buckley’s, Mr. Alexander’s and Mr. Morgan’s employment agreements are contained in “Employment Agreements” and “Potential Payments Upon Termination or Change of Control” below. Under the employment agreements, the base salaries of Mr. Buckley, Mr. Alexander and Mr. Morgan were set at $450,000, $450,000 and $275,000, respectively.

The base salaries of Mr. Buckley and Mr. Alexander have not increased since 2007, despite a number of amendments to their employment agreements and Mr. Alexander’s promotion to President in 2009, and Mr. Morgan’s base salary has not increased since January 2012, when it was raised from $275,000 to $300,000 following peer benchmarking and a recommendation from Radford.

From May 2012 to February 2013, when the sale of Channel Intelligence to Google was completed, Mr. Alexander served as the Chief Executive Officer of Channel Intelligence. In exchange for that service, Channel Intelligence agreed, under the terms of an executive lease agreement, dated as of July 26, 2012 (the “Alexander Lease Agreement”), to pay ICG a fee of $25,000 for each month of Mr. Alexander’s service. On February 20, 2013, Channel Intelligence paid ICG a total of $250,000 of fees for Mr. Alexander’s service as CEO of Channel Intelligence through February 2013.

Bonuses

Early in each year, the Compensation Committee establishes an annual performance plan to motivate ICG’s executive officers and other employees to execute the company’s strategy through the achievement of specified financial and strategic goals. After a recommendation from the Compensation Committee, the performance plan is approved by the full Board. The performance plan sets forth short-term goals designed to focus ICG’s management on quantitative and qualitative goals that the Compensation Committee believes will foster lasting stockholder value and to reward executive officers and other employees for performance. The qualitative elements of the performance plan focus on ICG’s achievement of certain strategic objectives that are identified at the beginning of the measurement period.

Most of ICG’s quantitative goals in recent years have been designed to concentrate the efforts of ICG management on implementing the company’s evolving strategy, namely:

•	increasing revenues and earnings at ICG’s majority-owned companies;

•	deploying capital effectively (particularly towards the acquisition and increase of stakes in majority-owned companies); and

•	generating cash through the strategic monetization of existing assets.

Entering 2013, it was clear to the Board and the Compensation Committee that investors were increasingly evaluating ICG based on its performance against aggregate consolidated company revenue and earnings guidance. The committee therefore believed (and still believes) that ICG’s ability to consistently achieve healthy growth in consolidated revenue and earnings will be critical to generating sustained, meaningful returns for the company’s stockholders over the long term. Therefore, consistent with its “pay-for-performance” philosophy, the Compensation Committee linked a significant portion (80%) of the potential annual bonus award under the 2013 performance plan to the aggregate revenue and earnings performance of ICG’s then-“consolidated core” companies (Bolt, GovDelivery, MSDSonline and Procurian).

The potential bonus award under the 2013 performance plan, which was approved by the Compensation Committee on February 19, 2013 and the full Board on March 1, 2013, was specifically allocated as follows:

•	40% of the potential bonus was tied to the achievement by ICG’s then-consolidated core companies of $220 million in annual aggregate GAAP revenue;

•	40% of the potential bonus was tied to the achievement by ICG’s then-consolidated core companies of annual adjusted non-GAAP net income (ANI) per share of $0.07; and

•	20% of the potential bonus was tied to ICG’s execution against the following qualitative goals: (1) execution of strategic initiatives; (2) improvement in communicating the value of ICG’s underlying assets; (3) enhancement of the ICG brand; (4) development of ICG’s acquisition pipeline; (5) performance and competency of the executives at ICG’s companies; and (6) reaction to unforeseen market and business conditions.

Under the 2013 performance plan, the Compensation Committee established, based on individual company plans, a single, aggregate performance band with a minimum and maximum aggregate revenue and ANI per share performance level for ICG’s then-consolidated core companies. If the group of consolidated core companies produced revenue and/or ANI per share within the established performance bands, a portion of each executive’s target bonus would be paid based on the level of revenue and/or ANI per share produced.

The performance bands are derived from financial plans that ICG’s management and the Compensation Committee view as fairly aggressive, such that achievement of the bonus is not intended to be a foregone conclusion. Stated differently, the Compensation Committee establishes aspirational or “stretch” revenue and earnings performance plan goals that do not merely reflect ICG’s expectations with respect to the revenue and earnings of its companies. To illustrate, under the 2013 performance plan, the revenue goal of $220 million was at the top of ICG’s stated investor revenue guidance range of between $210 million and $220 million, and the ANI per share goal of $0.07 was above ICG’s stated investor ANI per share guidance range of between $0.01 and $0.05.

While the qualitative goals under the 2013 performance plan, which are somewhat subjective by their nature, provide the Compensation Committee with an opportunity to use its discretion in determining the payout relative to those goals, the performance band structure of the quantitative goals under the 2013 performance plan generally restricts the Compensation Committee’s use of discretion in determining payout relative to those goals, absent special circumstances, such as the sale of a company during the measurement period, a strategic decision made in response to unforeseen circumstances or the valuation of an asset by an independent party. In light of ICG’s sale of its largest business, Procurian, in late 2013, which both (1) marked a significant economic and strategic achievement for ICG and its stockholders and (2) rendered the $220 million revenue goal and $0.07 ANI per share goal essentially meaningless, the Compensation Committee decided to exercise its discretion and tie a larger portion of the 2013 bonus-related compensation of ICG’s executive officers to the Procurian sale than was contemplated by the 2013 performance plan. The committee reasoned that not only did the Procurian sale process occupy an enormous amount of ICG management’s energy and focus over the course of the year, but the sale also had a direct and immediate impact in terms of creating value for ICG’s stockholders (and, as such, the actual sale result is a better criterion for measuring the performance of ICG’s executives than is achievement relative to Procurian’s 2013 revenue and earnings plans, which is a more limited, indirect measure of stockholder value).

The Compensation Committee therefore awarded ICG management members, including its executive officers, special cash bonuses that were paid upon the successful completion of the Procurian transaction in December 2013; Messrs. Buckley and Alexander each received an $800,000 bonus, and Mr. Morgan received a $430,000 bonus. The committee stipulated that it would take the Procurian bonuses into account when determining the payout under the 2013 performance plan. Accordingly, the committee:

•	disregarded Procurian’s revenue and ANI per share plans and performance for purposes of the 2013 performance plan, since the Procurian transaction bonuses already reflected ICG management’s achievement relative to Procurian;

•	adjusted the 2013 performance plan revenue and ANI per share performance bands to reflect the plans of ICG’s post-Procurian “venture cloud” companies (Bolt, GovDelivery and MSDSonline) used in determining the initial performance bands; and

•	reduced the bonus potential relative to the consolidated revenue and ANI per share goals by 50% (i.e., from 40% and 40%, respectively, of bonus potential to 20% and 20%, respectively, of bonus potential).

As a result of the Compensation Committee’s modifications, the $220 million revenue goal was reduced to $58.5 million, and the $0.07 ANI per share goal was reduced to $(0.45), with the results of ICG’s remaining vertical cloud companies (Bolt, GovDelivery and MSDSonline) determining achievement. In addition, the overall target payout under the plan was reduced from 100% of each individual’s target bonus to 60% of each individual’s target bonus.

Under the performance plan, an annual target bonus is established for each ICG executive officer, usually in accordance with the executive officer’s employment agreement; the target bonus is stated as a percentage of the executive officer’s base salary. Consistent with Radford’s recommendation, target bonuses are generally set at a level between the 50th and 75th percentiles of ICG’s peer comparison group. The target bonuses for ICG’s executive officers in 2013, as mandated by their respective employment agreements, were (1) 150% of base salary, or $675,000, for Messrs. Buckley and Alexander and (2) 100% of base salary, or $300,000, for Mr. Morgan. In February 2014, based on ICG’s strong performance in recent years and the fact that neither Mr. Buckley nor Mr. Alexander has had any increase in his base salary or target bonus since 2007, the Compensation Committee increased each of Mr. Buckley’s and Mr. Alexander’s target bonuses to 175% of base salary, or $787,500.

Actual bonus awards can range from 0% to 200% of an individual’s target award; in practice, bonus awards paid to ICG’s executive officers have ranged from 51% to 129% of their corresponding target awards (with 51% being paid to each of the three executive officers for 2011, and 129% being paid to Mr. Alexander for 2012). Bonus awards for ICG’s executive officers under ICG’s annual performance plan are typically tied directly to ICG’s achievement of the performance plan goals; therefore, ICG’s executive officers will receive payment under the performance plan only to the extent that specific company goals are achieved. Furthermore, a meaningful portion of the target cash compensation of ICG’s executive officers is tied to the performance plan. The Compensation Committee believes that this structure is appropriate because it aligns the interests of management and stockholders by rewarding executives for strong annual company performance.

In February 2014, the Compensation Committee evaluated ICG’s 2013 performance to determine the payout under the 2013 performance plan. The committee declared a bonus for 2013 performance based on 67% achievement of goals (relative to the discounted 60% target bonus potential). The award was comprised as follows (actual amounts paid to each of ICG’s executive officers under the 2013 performance plan are set forth in the “Summary Compensation Table” below):

•	23% out of a targeted 20% with respect to aggregate vertical cloud company GAAP revenue (based on revenue of $59.2 million relative to the $58.5 million goal);

•	24% out of a targeted 20% with respect to aggregate vertical cloud company ANI per share (based on ANI of $(0.41) relative to the $(0.45) goal); and

•	20% out of a targeted 20% with respect to ICG’s execution against qualitative goals.

The 67% payout under the performance plan, taken together with the special Procurian bonuses paid to the executive officers, yield a total 2013 bonus payout, relative to target bonus, of 186% for each of Messrs. Buckley and Alexander and 210% for Mr. Morgan. The Compensation Committee noted that the relatively high 2013 bonus payouts were appropriate in light of the economic and strategic success of the Procurian transaction, as well as the strong collective 2013 operating performance of ICG’s three remaining vertical cloud companies.

Consistent with its “pay for performance” philosophy, the Compensation Committee decided to increase the upside bonus potential and downside bonus risk for ICG’s executive officers in 2013 by paying a portion of the executive officers’ annual performance plan bonuses (which were traditionally paid entirely in cash) in the form of performance-based restricted ICG Common Stock (the “Performance Plan Restricted Stock”). Accordingly, on March 1, 2013, in lieu of the right to receive 50% of his respective target 2013 performance plan bonus in cash, each of ICG’s executive officers was granted shares of Performance Plan Restricted Stock with an aggregate value, based on a per share price of $13.09 (i.e., the closing price of ICG Common Stock on that date), equal to the dollar amount of the portion of his target bonus being replaced. If and to the extent that the payout (expressed as a percentage) for an executive officer under the 2013 performance plan (1) were greater than or equal to 50% of the target, all of his Performance Plan Restricted Stock would have vested, and the remainder of his bonus, if any, would have been paid in cash, and (2) were greater than 0% but less than 50% of the target, a percentage of his Performance Plan Restricted Stock equal to two times his payout percentage would have vested, his non-vesting shares of Performance Plan Restricted Stock would have been forfeited, and no amount would have been paid in cash. Since the payout under the 2013 performance plan was 67% of the target for each of ICG’s executive officers, approximately 75% of each executive officer’s 2013 performance plan bonus was paid in Performance Plan Restricted Stock, the value of which increased from $13.09 on the date of grant to $20.33 on the date of vesting (thereby providing additional incremental value to ICG’s executive officers that corresponded with returns enjoyed by ICG’s stockholders).

In February 2014, based in large part on the incremental executive/stockholder alignment achieved by paying a portion of the executive officers’ 2013 annual bonuses in the form of Performance Plan Restricted Stock, the Compensation Committee determined to pay the executive officers’ entire 2014 performance plan bonuses (to the extent earned, up to 100% payout of target) in the form of Performance Plan Restricted Stock, with any payout under the 2014 performance plan in excess of 100% of the targets being paid in cash. Accordingly, on February 28, 2014, each of ICG’s executive officers was granted shares of Performance Plan Restricted Stock with an aggregate value, based on a per share price of $20.33 (i.e., the closing price of ICG Common Stock on that date), equal to the dollar amount of his target bonus.

Equity Grants

The Compensation Committee has long believed that ICG’s executive officers should focus on building long-term value for ICG’s stockholders and, when operating ICG, should be cognizant of, and subject to, similar risks and rewards as ICG’s stockholders. Thus, under ICG’s compensation program, a significant portion of each executive officer’s compensation typically consists of equity awards under the Omnibus Equity Plan that are directly linked to the price of ICG’s Common Stock. The Compensation Committee further believes that the alignment of the interests of ICG’s management and its stockholders should be a long-term proposition. Accordingly, the committee has traditionally sought to have a meaningful portion of ICG’s outstanding equity grants continually held by ICG’s executive officers; that goal has been accomplished in part through ICG’s stock ownership guidelines, which are described more fully in “Executive Officer Stock Ownership Guidelines” below.

The alignment between ICG’s executive officers and its stockholders was once again demonstrated in 2013, as the increase in ICG’s Common Stock price during the year caused a substantial increase in the overall value of ICG equity awards held by the company’s executive officers. The aggregate intrinsic value of the unexercised ICG equity awards, vested or unvested, held by ICG’s executive officers as of January 1, 2013 (i.e., not taking into account any exercises or sales of some of those awards that occurred during 2013 or the forfeitures of some of those awards that occurred in 2014) was, as of December 31, 2013, roughly double the intrinsic value of the same awards as of December 31, 2012.

The Compensation Committee has traditionally made, or recommended that the Board make, equity grants to executive officers following input from an independent compensation consultant and ICG’s management. The committee has sought a form and size of equity award that would provide a long-term incentive that is competitive with the awards granted by ICG’s peers, that would preserve ICG’s internal pay equity standards and that would serve as an effective retention tool. When determining the kind and amount of equity awards to grant, the Compensation Committee has considered the accounting and tax implications of potential awards, as well as the dilutive impact that potential awards would have on ICG’s stockholders.

In recent years, equity awards to ICG’s executive officers have consisted of (1) restricted stock and SAR awards subject to time-based vesting over a four-year period and (2) restricted stock awards subject to performance-based and/or market-based vesting that is contingent upon the achievement of specific long-term company objectives.

Time-Based Restricted Stock/SAR Awards

The Compensation Committee believes that time-based restricted stock/SAR awards, which are designed primarily to provide retentive value for ICG’s executives, are consistent with its “pay for performance” philosophy, as well as its tenets that (1) each executive’s compensation package should have significant upside potential for strong performance and downside exposure for underperformance and (2) the risks and rewards of ICG’s executives should mirror, as closely as possible, those of the company’s stockholders, in that:

•	the restricted stock component provides executives with a portion of their compensation in the same form held by ICG’s stockholders; and

•	the SAR component provides value for executives only where corresponding value has been created for ICG’s stockholders.

Further, the Compensation Committee prefers SARs over stock options because, through SAR grants, it is able to provide executives with the same or a similar level of economic benefits and incentives as are provided by stock options, with less dilution to ICG’s stockholders.

Between January 2010 and February 2014, the Compensation Committee made the following time-based equity grants to ICG’s executive officers:

Name	Date Awarded	Number/Type of Security	Exercise/Base Price (if applicable)	Vesting Period
Walter W. Buckley, III	1/11/10	355,000 SARs	$6.70	4 years (25% after one year; the remainder in equal monthly installments thereafter)
	10/4/11	183,334 shares of restricted stock	N/A	4 years (in equal semi-annual installments)
	2/28/14	375,000 shares of restricted stock	N/A	4 years (in equal annual installments)
Douglas A. Alexander	1/11/10	355,000 SARs	$6.70	4 years (25% after one year; the remainder in equal monthly installments thereafter)
	10/4/11	183,334 shares of restricted stock	N/A	4 years (in equal semi-annual installments)
	2/28/14	375,000 shares of restricted stock	N/A	4 years (in equal annual installments)

Name	Date Awarded	Number/Type of Security	Exercise/Base Price (if applicable)	Vesting Period
R. Kirk Morgan	1/11/10	155,000 SARs	$6.70	4 years (25% after one year; the remainder in equal monthly installments thereafter)
	6/17/11	12,500 shares of restricted stock	N/A	4 years (in equal annual installments)
	6/17/11	37,500 SARs	$12.15	4 years (25% after one year; the remainder in equal monthly installments thereafter)
	6/15/12	12,500 shares of restricted stock	N/A	4 years (in equal semi-annual installments)
	6/15/12	37,500 SARs	$9.25	4 years (25% after one year; the remainder in equal monthly installments thereafter)
	2/28/14	100,000 shares of restricted stock	N/A	4 years (in equal annual installments)

The “Outstanding Equity Awards” table in “Executive Compensation” below contains specific information relating to the vesting of the outstanding time-based SARs and shares of restricted stock held by the executive officers as of December 31, 2013.

Performance-Based/Market-Based Restricted Stock Awards

Given the Compensation Committee’s (1) desire to tie a greater portion of the compensation of ICG’s executives to the company’s sustained performance in furtherance of its business strategy and (2) long-term expectations with respect to the value of ICG’s Common Stock, it has more recently focused on granting ICG’s executive officers restricted stock awards subject to performance-based and/or market-based vesting (in particular, vesting contingent upon the achievement of long-term stock price and/or financial objectives) that are designed to incent ICG’s executives over a several-year period.

The Compensation Committee believes that restricted stock grants subject to vesting contingent upon the achievement of specific long-term company objectives are effective vehicles to drive outcomes that would either directly (in the case of stock price targets) or indirectly (in the case of revenue and earnings targets) lead to substantial long-term stockholder returns. The committee views market-based awards as particularly favorable from a stockholder perspective because ICG’s executive officers realize value from those awards only to the extent that substantial returns for ICG stockholders are actually achieved. The Compensation Committee believes that any long-term performance objectives should be set at levels that would likely be achieved only if ICG is able to both (1) consistently achieve exceptional operating performance at its consolidated vertical cloud-based businesses over a multi-year period and (2) pursue and execute acquisitions of additional vertical cloud-based businesses that are accretive to that operating performance and to ICG’s overall value.

In recent years, ICG has awarded two significant grants of performance-based/market-based shares to its executive officers:

October 2011 Grant

In October 2011, the Compensation Committee granted 550,000 shares of restricted stock to each of Mr. Buckley and Mr. Alexander, with each grant consisting of (1) 183,334 shares subject to time-based vesting (as noted in the table above), (2) 183,333 shares subject to ICG’s achievement of certain consolidated revenue and EBITDA targets and (3) 183,333 shares subject to ICG’s Common Stock price meeting or exceeding certain metrics, as described below.

The 183,333 shares subject to performance-based conditions would have vested if either (1) ICG’s trailing 12-month consolidated revenue exceeded $500 million at any time on or before December 31, 2015 or (2) ICG’s share of trailing 12-month consolidated adjusted EBITDA (excluding equity-based compensation and unusual items) exceeded $70 million at any time on or before December 31, 2015, with partial vesting upon 75% achievement of either of the targets. Following ICG’s 2013 sale of Procurian, which accounted for a sizeable majority of ICG’s revenues and earnings, the Compensation Committee determined that the performance-based targets were not reasonably capable of achievement. In light of the committee’s determination, Mr. Buckley and Mr. Alexander have elected to forfeit their performance-based shares, effective February 28, 2014.

The remaining 183,333 shares are subject to the following market-based vesting conditions:

•	All 183,333 shares will vest if the 30-day volume weighted average price per share (VWAP) of ICG’s Common Stock equals or exceeds $25 at any time prior to December 31, 2015; or

•	91,667 of the shares will vest if the $25 stock price target is not achieved, but ICG’s total stockholder return is in the top 40% of all NASDAQ Component members for the period beginning on the date of grant and ending on December 31, 2015.

The restricted shares granted in October 2011 are subject to the vesting acceleration provisions contained in Mr. Buckley’s and Mr. Alexander’s respective employment agreements, except that all of the shares subject to the market-based vesting conditions will automatically become fully vested upon an ICG “change of control” (as defined in the Omnibus Equity Plan). The treatment of Mr. Buckley’s and Mr. Alexander’s equity grants upon a change of control is described further in “Executive Compensation–Potential Payments Upon Termination or Change in Control” below.

The “Outstanding Equity Awards” table in “Executive Compensation” below contains specific information relating to the vesting of the shares of restricted stock granted to Mr. Buckley and Mr. Alexander in October 2011 as of December 31, 2013.

February 2014 Grant

On February 28, 2014, the Board (based on the recommendation of the Compensation Committee) granted 750,000 shares of restricted stock to each of Mr. Buckley and Mr. Alexander and 200,000 shares of restricted stock to Mr. Morgan, with (1) 50% of the shares in each grant subject to time-based vesting (as noted in the table above) and (2) 50% of the shares in each grant subject to ICG’s Common Stock price meeting or exceeding certain metrics, as described below.

The vesting of the market-based shares (375,000 shares for each of Messrs. Buckley and Alexander, and 100,000 shares for Mr. Morgan) is contingent upon the 45-trading day VWAP of ICG’s Common Stock meeting or exceeding specified 45-trading day VWAP targets ($28.07, $30.16, $32.38 and $34.71) on or before February 28, 2018, with 25% of the shares vesting on the first business day following achievement of each of the targets. Consistent with the Compensation Committee’s focus on creating long-term stockholder value, if any of the VWAP targets is achieved:

•	on or prior to February 28, 2015, 50% of the shares that would have vested upon achieving the VWAP target will instead vest on February 28, 2015, and the remaining 50% of the shares that would have vested upon achieving the WVAP target will instead vest on February 28, 2016; or

•	between March 1, 2015 and February 28, 2016, 50% of the applicable shares will vest on the date of achievement of the VWAP target, and the remaining 50% of the shares that would have vested upon achieving the WVAP target will instead vest on February 28, 2016.

If any specified vesting date set forth above is not a business day, then the applicable vesting will occur on the first business day following that date. If an ICG “change of control” (as defined in the Omnibus Equity Plan)

occurs, and, in connection with the change of control, an executive officer is terminated without “cause” (as defined in the employment agreements of Messrs. Buckley, Alexander and Morgan) or leaves for “good reason” (as defined in the employment agreements of Messrs. Buckley and Alexander and the restricted share agreement of Mr. Morgan), then all of the executive officer’s February 2014 restricted shares will become fully vested. In addition, the Compensation Committee will have the discretion to accelerate the vesting of any 2014 restricted shares, in whole or in part, upon the occurrence of any ICG change of control, regardless of whether the executive officer holding those shares is terminated without cause or leaves for good reason.

As described in more detail in “Bonuses” above, the Compensation Committee decided to pay all of the executive officers’ 2014 annual performance plan bonuses (up to 100% payout of target) in the form of performance-based restricted ICG Common Stock that vests upon the achievement of annual performance targets.

Other Equity Awards

In connection with his service as Chief Executive Officer of Channel Intelligence, under the terms of the Alexander Lease Agreement, Mr. Alexander was granted a profits interest in CIML, LLC, Channel Intelligence’s parent company (“CIML”), on July 26, 2012. The profits interest, which was designed by the Compensation Committee to incent Mr. Alexander to drive value at Channel Intelligence in his significant role at that company, entitles Mr. Alexander to receive approximately 2.6% of all distributions from CIML to its equity holders to the extent those distributions exceed $85.14 million (i.e., the fair market value of CIML at the time of the grant of the profits interest, as determined by CIML’s Board of Managers and as evidenced by arms’ length purchases and sales of CIML units that occurred contemporaneously with the grant of the profits interest); that distribution percentage is subject to (1) dilution in the event of future CIML equity issuances and (2) increase in the event of future CIML preferred equity issuances. The profits interest, which was subject to a three-year, time-based vesting schedule, automatically vested in February 2013 in connection with the sale of Channel Intelligence to Google, which, subject to potential indemnity claims, entitled CIML’s equity holders to aggregate distributions of approximately $114 million. Mr. Alexander’s profits interest entitled him to $1,040,463 of proceeds from the Channel Intelligence sale; of those proceeds, $423,771 is being held in escrow to satisfy potential indemnity claims. In addition to the Channel Intelligence sale proceeds, Mr. Alexander’s profits interest entitles him to receive 2.6% of any distributions made by CIML to its equity holders in the future in connection with mylist Corporation (“mylist”), CIML’s other wholly-owned subsidiary.

Carried Interest Program

In 2007, the Compensation Committee, based in large part on peer benchmarking information and analysis provided by Radford, granted long-term compensation to ICG’s executive officers through a carried interest program similar to compensation arrangements provided to private equity and venture capital professionals. Carried interest is a percentage of profits that the management of a fund receives out of the total profits made on investments by the fund. Because payment is tied to the disposition of a portfolio company, which typically occurs many years after an initial investment is made, and because grants of carried interest generally vest over several years, carried interest is designed to act as a long-term incentive and retention tool.

ICG’s carried interest program, which became effective in 2008, permits the Compensation Committee to award grants to employees in the form of interests in limited partnerships established by ICG to hold company interests acquired by ICG in each calendar year.

The principal features of the carried interest program, which is administered by the Compensation Committee, are as follows:

•	In 2008 and 2009, interests in new companies were acquired through a partnership (one new partnership per year) in which ICG Holdings, Inc., a wholly-owned subsidiary of ICG (“ICG Holdings”), is the general partner, and ICG management participants are limited partners;

•	For each partnership, a carried interest of 15% was allocated to management participants;

•	Carried interest will be paid in connection with a liquidity event or income receipt at any of those companies, subject to ICG Holdings realizing an 8% compounded profit;

•	Rights to receive carried interest will vest over a six-year period, with 50% of a participant’s interest vesting after three years, and the remainder vesting in equal portions over the next three years (all carried interest, including vested carried interest, will be forfeited on a termination for cause);

•	Participants will be deemed vested with respect to liquidity events or income receipts that occur before full vesting is achieved, so long as they are employees at the time of those liquidity events; and

•	40% of all gross carried interest distributions will be withheld and retained by each partnership to secure potential “clawback” claims. Upon the liquidation of a partnership, a determination will be made as to whether the aggregate amount of prior distributions made to participants were in excess of 15% of such partnership’s net income; if so, the participants will be required to forfeit previously withheld amounts to the extent of that excess (but will not be required to repay any additional amounts in the event that the withheld amounts are insufficient to cover that excess).

In both 2008 and 2009, the Compensation Committee approved grants to ICG executives in separate carried interest plans. Of the 15% of carried interest that was available for allocation to management in 2008 and 2009, 3% of the carried interest for each of those years was allocated to each of Messrs. Buckley and Alexander, and 0.65% of the carried interest for each of those years was allocated to Mr. Morgan. Those allocations were based on, among other things, each individual’s skill set, experience and roles and responsibilities with respect to ICG’s acquisition of, and relationship with, its companies. In approving the grants, the Compensation Committee also took into account the other components of each recipient’s compensation package.

The 2009 carried interest plan holds, among other things, all of ICG’s equity interests in Bolt, one of its majority-owned vertical cloud-based businesses; ICG has deployed approximately $62.7 million to date to acquire the interests held in the 2009 plan, including approximately $23.5 million in 2013. To the extent that Bolt grows in value and/or ICG increases its stake in Bolt, the Compensation Committee will ascribe a greater amount of value to the carried interest held by ICG’s executive officers under the 2009 carried interest plan. On the other hand, the Compensation Committee ascribes a relatively small amount of value to the carried interest held by ICG’s executive officers under the 2008 carried interest plan, as, to date, ICG has deployed only approximately $5 million of capital into equity interests held in that carried interest plan, and it does not expect to deploy a meaningful amount of capital into equity interests held in that plan in the future.

As discussed above, ICG’s strategy contemplates, among other things, the creation of long-term stockholder value through consistent revenue growth and, ultimately, earnings leverage and free cash flow at its consolidated vertical cloud-based companies. The Compensation Committee believes that the use of traditional equity awards, such as SARs and restricted stock (particularly restricted stock with performance-based and/or market-based vesting), is well-suited to focus ICG’s executive officers on driving the company’s financial performance over the long term. Therefore, although any equity interests that ICG acquires in the future in the companies in which it initially acquired a stake in 2008 or 2009 (most notably Bolt) will be held in the carried interest plan for the year of that initial acquisition, new carried interest plans have not been a part of the compensation packages of ICG’s executive officers since 2009, and they are not likely to be a part of ICG’s executive officer compensation packages in the future.

Severance

In order to attract and retain executive talent, ICG generally provides severance benefits to each of its executive officers. Those benefits generally consist of a cash payment, continuation of medical benefits, outplacement services and/or accelerated vesting on a portion of equity awards in the event that the executive officer is terminated without cause or, in some cases, resigns for good reason and executes a release in favor of ICG. Any automatic severance benefits (other than vesting acceleration benefits) associated with a company change in control are based on a “double trigger,” such that the benefits are paid only in the event that the executive is terminated without cause or, in some cases, resigns for good reason in connection with a change in control. Any automatic vesting acceleration benefits will apply to equity awards granted after June 17, 2009 only to the extent that a double trigger occurs, except with respect to the market-based restricted stock granted to Messrs. Buckley and Alexander in October 2011 (the vesting of which accelerates upon a change of control, regardless of whether Mr. Buckley’s or Mr. Alexander’s employment is terminated in connection with the relevant change of control). A detailed discussion of the severance benefits payable to ICG’s executive officers is set forth in “Potential Payments Upon Termination or Change of Control” below.

Retirement Plans

ICG maintains a tax-qualified 401(k) plan for its employees. All employees are eligible to participate in this plan. ICG also has a matching program under which the company matches a portion of the amount contributed by each employee into the 401(k) plan (up to 6% of each employee’s total compensation, with up to 1% of the employee’s total compensation matched at 100%, and up to an additional 5% of the employee’s total compensation matched at 50%). The match is also subject to four-year vesting and an annual cap equal to the statutory maximum contribution for each employee, which for 2013 and 2014 was/is $17,500 (plus, in each case, an additional $5,500 for catch-up contributions for employees age 50 or older).

ICG does not provide any other pension or retirement benefits to its executive officers.

Other Compensation

ICG provides its executive officers with medical, dental, vision, long-term disability and term life insurance benefits. Those benefits are the same as those provided to all full-time employees, except that executive officers and their spouses are provided with certain additional medical services of up to $8,000 annually and a portable supplemental long-term disability policy. ICG does not provide its executive officers with any other perquisites.

Equity Awards Practices

Grants of equity awards are typically made by the Compensation Committee or the full Board at regularly scheduled meetings. Neither the full Board nor the Compensation Committee has delegated any authority to management with respect to the approval of the grants of equity awards. ICG prices all of its stock options and SARs based on the “fair market value” of ICG’s Common Stock, as that term is defined in ICG’s equity compensation plans, on the date of the grant. The fair market value of ICG’s Common Stock is defined as the closing price of ICG’s Common Stock on the date of grant (or the closing price of the next trading day if there are no trades in ICG’s Common Stock on the date of grant).

The Compensation Committee has enacted a formal equity award grant policy, which provides that:

•	equity grants may be made only by the full Board or the Compensation Committee at a meeting at which minutes are taken, and those minutes must set forth the details of such grants;

•	the exercise price of the equity grants, if applicable, must equal fair market value on the date of the grant; and

•	equity grants may not be made during any period in which ICG is in possession of material non-public information.

On February 28, 2014, at the request of one of ICG’s stockholders, the Board adopted an amendment and restatement of the Omnibus Equity Plan to further memorialize ICG’s long-standing policy of not granting stock options with a strike price of less than fair market value of the date of grant.

Executive Officer Stock Ownership Guidelines

ICG believes that it is important for its executive officers to maintain meaningful equity stakes in ICG so that the interests of ICG’s executives remain aligned with the interests of its stockholders over time. Accordingly, the Board has established stock ownership guidelines for ICG’s executive officers. Under the guidelines, the executive officers must hold, during the term of their respective employment:

•	for Mr. Buckley, Common Stock valued at $1,350,000 (300% of his base salary) or 151,367 shares of Common Stock (40% of all of his restricted stock awards that have vested since July 2005), whichever is less;

•	for Mr. Alexander, Common Stock valued at $675,000 (150% of his base salary) or 121,334 shares of Common Stock (40% of all of his restricted stock awards that have vested since July 2005), whichever is less; and

•	for Mr. Morgan, Common Stock valued at $120,000 (40% of his base salary) or 27,370 shares of Common Stock (40% of all his restricted stock awards that have vested since February 2006), whichever is less.

ICG’s executive officers certify on an annual basis that they are in compliance with the stock ownership guidelines. To ICG’s knowledge, all of its executive officers are currently in compliance with the guidelines.

Compensation Clawback Policy

ICG maintains a Compensation Clawback Policy under which the Board may recoup (in whole or in part) any performance-based bonus or other incentive-based compensation paid to any ICG executive officer to the extent that the bonus or compensation is based upon financial results that were impacted by that executive officer’s fraud or intentional misconduct.

Policy on Hedging Transactions

ICG’s Corporate Code of Conduct provides that neither ICG’s directors or executive officers nor their respective family members may enter into hedging transactions, such as zero cost collars and forward sale contracts, with respect to ICG securities without first obtaining clearance from ICG’s General Counsel. Under the code of conduct, any request for pre-clearance of a proposed hedging transaction (1) must be submitted to ICG’s General Counsel at least two weeks prior to the scheduled execution of the hedging transaction, (2) must set forth a justification for the hedging transaction and (3) may be granted (or denied) in the General Counsel’s sole discretion. To ICG’s knowledge, no ICG director or executive officer is a party to any hedging transaction with respect to ICG securities.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) prohibits public companies from taking a tax deduction for compensation in excess of $1 million paid to certain executive officers unless certain procedural requirements are met. The Compensation Committee considers the deductibility of compensation in making determinations regarding compensation. However, the committee believes that it is in the best interests of ICG and its stockholders that ICG retain the flexibility to enter into compensation plans, agreements and other arrangements that may result in non-deductible compensation expenses. Accordingly, the Compensation Committee has, from time to time, approved elements of compensation for ICG executive officers that were consistent with its compensation objectives but were not fully deductible as compensation expenses. In 2013, approximately $2 million of the compensation paid to ICG’s executive officers (i.e., approximately half of their non-performance-based compensation) was not deductible for federal income tax purposes.

2013 Realized Pay Table

The following table supplements the “Summary Compensation Table” that appears in “Executive Compensation” below; it is designed to show the compensation actually realized in 2013 by each of ICG’s executive officers. The only substantive differences between the following Realized Pay Table and the 2013 entries in the standard Summary Compensation Table are (1) the value placed on the Performance Plan Restricted Stock granted to each of ICG’s executive officers in 2013 (as described in the following paragraph), (2) the value placed on the portion of the equity awards granted to ICG’s executive officers prior to 2013 that vested in 2013 (as described in the following paragraph) and (3) the inclusion in the Realized Pay Table of the amounts received by Mr. Alexander through the profits interest in CIML that was awarded to him in connection with his service as Chief Executive Officer of Channel Intelligence (those amounts are not required to be included in the Summary Compensation Table).

SEC rules require companies to report the grant date fair value of all equity awards in the Summary Compensation Table for the year in which the awards were granted. As a result, the 2013 entries in the Summary Compensation Table for Messrs. Buckley, Morgan and Alexander do not include any amounts with respect to (1) the restricted stock awards with time-based vesting granted to Messrs. Buckley and Alexander in October 2011, (2) the SARs and restricted stock granted to Mr. Morgan in June 2011 and June 2012 and (3) the SARs granted to each of the executive officers in January 2010. The 2013 entries in the Summary Compensation Table for each of the executive officers do, however, include the entire value of the Performance Plan Restricted Stock issued to those officers in 2013, regardless of whether all or any of those shares ultimately vested.

In contrast, the supplemental Realized Pay Table is designed to show all of the equity awards that vested during 2013 (regardless of when they were granted) and to reflect the aggregate value of those awards as of the applicable vesting date. By doing so, the Realized Pay Table:

•	ascribes value to ICG’s equity grants in a manner that is more consistent than the Summary Compensation Table with the way the Compensation Committee values those grants when it makes them; and

•	reflects the price of ICG’s Common Stock at a time when the executive officers are actually able to liquidate their equity awards (i.e., realize value with respect to those awards).

There can be no assurance that ICG’s executive officers will actually realize the value ascribed in the Realized Pay Table to the shares of restricted stock or SARs that vested in 2013, since the ultimate value of the (1) vested restricted stock will depend on ICG’s Common Stock price when, if ever, the unrestricted shares of Common Stock are liquidated and (2) SARs will depend on ICG’s Common Stock price when, if ever, the SARs are exercised and when, if ever, the underlying shares of Common Stock are liquidated.

2013 Realized Pay Table

Name and Principal Position	Salary ($) (1)	Bonus ($) (1)	Stock Awards ($) (2)	SAR/ Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (1)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (1)	All Other Compensation ($) (4)	Total ($)
Walter W. Buckley, III Chairman of the Board/Chief Executive Officer	$450,000	$800,000	$612,332	$529,923	$114,750	—	$36,711	$2,543,716
R. Kirk Morgan Chief Financial Officer	$300,000	$430,000	$75,172	$319,943	$51,000	—	$32,983	$1,209,098
Douglas A. Alexander President	$450,000	$800,000	$612,332	$529,923	$114,750	—	$1,067,748	$3,574,753

(1)	The amount shown in this column for each executive officer, if any, is identical to the amount set forth for 2013 in the corresponding column in the “Summary Compensation Table” in “Executive Compensation” below.
(2)	The amount shown in this column for each executive officer represents the aggregate value, as of the applicable vesting date, of the restricted stock held by the executive officer that vested during 2013. That aggregate value was calculated by multiplying the total number of shares of restricted stock held by the executive officer that vested in 2013 by the NASDAQ closing price of ICG’s Common Stock on the applicable vesting date, without regard to actual sale activity.
(3)	The amount shown in this column for each executive officer represents the aggregate value of the SARs held by the executive officer that vested in 2013. That aggregate value was calculated by multiplying the total number of SARs held by the executive officer that vested in 2013 by the difference between the exercise/base price of those SARs and the NASDAQ closing price of ICG’s Common Stock on the applicable vesting date, without regard to actual exercise or sale activity. In addition to the SARs that vested in 2013, each executive officer exercised SARs in 2013; the exercise date intrinsic value (the difference between (a) the fair market value (i.e., NASDAQ closing price) of the ICG Common Stock underlying those SARs on the exercise date and (b) the applicable exercise/base prices of those SARs) is set forth in the “Option Exercises and Stock Vested” table in “Executive Compensation” below.
(4)	The amount shown in this column for each executive officer is identical to the amount set forth for 2013 in the corresponding column in the “Summary Compensation Table” in “Executive Compensation” below other than amounts received by Mr. Alexander through the profits interest in CIML that was awarded to him in connection with his service as CEO of Channel Intelligence during a portion of 2012 and 2013. The profits interest, which is described in “Compensation Discussion and Analysis–Elements of ICG’s Compensation Program–Equity Grants” above, had a liquidation value of $0 on the date it was granted; Mr. Alexander’s profit interest automatically vested upon the sale of Channel Intelligence in 2013, however, and he became entitled to receive $1,040,463 of the sale proceeds, $423,771 of which is being held in escrow to satisfy potential indemnity claims.

EXECUTIVE OFFICERS

The current executive officers of ICG are as follows:

Douglas A. Alexander, President. Mr. Alexander assumed the role of President of ICG in January 2009; from May 2012 to February 2013, he also served as the Chief Executive Officer of Channel Intelligence. He joined ICG as Managing Director in September 1997 and continued in that capacity until December 2002. From January 2003 to October 2003, Mr. Alexander was the Chief Executive Officer of Traffic.com, Inc. He returned to ICG as Managing Director, Operations in October 2003 and served in that capacity until he was promoted to President in January 2009. Prior to joining ICG, in 1989, Mr. Alexander co-founded Reality Online, a financial planning tools and online services company aimed at the individual investor. Age: 53.

Walter W. Buckley, III, Chief Executive Officer and Chairman of the Board. Mr. Buckley is described above as a Class III director/director nominee.

R. Kirk Morgan, Chief Financial Officer. Mr. Morgan joined ICG in March 1999 and has held several positions in ICG’s finance department. In 2006, Mr. Morgan assumed the role of Chief Financial Officer. Prior to joining ICG in 1999, Mr. Morgan was a member of the middle market and growing company audit practice at PricewaterhouseCoopers, LLP. Age: 47.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding compensation paid or accrued for the benefit of each of ICG’s executive officers for the years ended December 31, 2013, 2012 and 2011:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($) (2)	SAR/ Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($)
Walter W. Buckley, III Chairman of the Board/ Chief Executive Officer	2013	$450,000	$800,000	$337,500	—	$114,750	—	$36,711	$1,738,961
	2012	$450,000	—	—	—	$789,750	—	$43,597	$1,283,347
	2011	$450,000	—	$4,902,004	—	$344,250	—	$40,447	$5,736,701
R. Kirk Morgan Chief Financial Officer	2013	$300,000	$430,000	$150,000	—	$51,000	—	$27,265	$958,265
	2012	$300,000	—	$115,625	$183,750	$351,000	—	$34,863	$985,238
	2011	$275,000	—	$151,875	$248,625	$98,175	—	$35,221	$808,896
Douglas A. Alexander President (6)	2013	$450,000	$800,000	$337,500	—	$114,750	—	$32,983	$1,735,233
	2012	$450,000	—	—	—	$870,750	—	$40,974	$1,361,724
	2011	$450,000	—	$4,902,004	—	$344,250	—	$43,486	$5,739,740

(1)	The amounts shown in this column reflect special bonuses that were paid to the executive officers in December 2013 in connection with the sale of Procurian to Accenture; the bonuses were designed by the Compensation Committee to reward Messrs. Buckley, Alexander and Morgan for their exceptional individual efforts in building value at Procurian and helping capture that value for ICG and its stockholders.
(2)	The amounts shown in this column (a) for 2013 for each executive officer reflect the grant date fair value of the shares of Performance Plan Restricted Stock issued to him on March 1, 2013 in connection with ICG’s 2013 performance plan, (b) for 2012 for Mr. Morgan reflects the grant date fair value of the shares of restricted stock granted to him on June 15, 2012 and (c) for 2011 (i) for each of Mr. Buckley and Mr. Alexander reflects the grant date fair value of the shares of restricted stock granted to him on October 4, 2011 and (ii) for Mr. Morgan reflects the grant date fair value of the shares of restricted stock granted to him on June 17, 2011, in each case, as calculated in accordance with the FASB Accounting Standards Codification Topic 718.
(3)	The amounts shown in this column (a) for 2012 for Mr. Morgan reflect the grant date fair value of the SARs granted to him on June 15, 2012 and (b) for 2011 for Mr. Morgan reflect the grant date fair value of the SARs granted to him on June 17, 2011, in each case, as calculated in accordance with the FASB Accounting Standards Codification Topic 718.
(4)	The amounts shown in this column for each specified year reflect cash amounts paid in the following year under ICG’s performance plans for ICG’s (and, in the case of Mr. Alexander for 2012, Channel Intelligence’s) performance during the specified year.
(5)	The amounts shown in this column for each specified year reflect medical, dental, vision, long-term disability and term life insurance premiums and expenses paid by ICG, as well as ICG’s 401(k) employer matching contribution.
(6)	In connection with his service as CEO of Channel Intelligence, Mr. Alexander was granted a profits interest in CIML in July 2012. The profits interest, which is described in “Compensation Discussion and Analysis–Elements of ICG’s Compensation Program–Equity Grants” above, had a liquidation value of $0 on the date it was granted; the profits interest automatically vested upon the sale of Channel Intelligence in 2013, however, and Mr. Alexander became entitled to receive $1,040,463 of the sale proceeds, $423,771 of which is being held in escrow to satisfy potential indemnity claims.

Employment Agreements

The terms of employment of each of ICG’s executive officers, Mr. Buckley, Mr. Morgan and Mr. Alexander, are set forth in separate written employment agreements.

Mr. Buckley’s and Mr. Alexander’s employment agreements, which are substantially identical in form, contain the following principal terms:

•	a current term extending through December 31, 2014, subject to continual automatic one-year renewal periods;

•	an annual base salary of $450,000;

•	an annual target bonus of 150% of base salary (increased to 175%, effective as of January 1, 2014);

•	the executive’s participation in ICG’s welfare and retirement plans, as well as ICG’s short-term and long-term equity incentive programs established for senior level executives generally, at levels at least commensurate with the benefits provided to other senior executives and with adjustments appropriate for the executive’s respective position; and

•	the payment, subject to specified qualifications and conditions, of a series of benefits to the executive in the event that his employment is terminated without cause or he resigns for good reason under certain circumstances, including in connection with a change of control of ICG (for a description of the severance benefits contained in Mr. Buckley’s and Mr. Alexander’s employment agreements, see “Potential Payments Upon Termination or Change in Control” below).

Mr. Morgan’s employment agreement, as amended from time to time by the Board or the Compensation Committee, contains the following principal terms:

•	a current term extending through December 31, 2014;

•	an annual base salary of $300,000;

•	an annual target bonus of 100% of base salary; and

•	the payment, subject to specified qualifications and conditions, of a series of benefits upon specified terminations of employment without cause on or prior to December 31, 2014 (for a more detailed description of the severance benefits contained in Mr. Morgan’s employment agreement, see “Potential Payments Upon Termination or Change in Control” below).

Grants of Plan-Based Awards

The following table provides information regarding plan-based awards granted to ICG’s executive officers in 2013:

		Estimated Future Payouts Under Non-Equity Incentive Plans (1)			Estimated Future Payouts Under Equity Incentive Plans (2)			All Other Stock Awards: # of Shares of Stock or	All Other Option Awards: # of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date	($)	($)	($)	(#)	(#)	(#)	Units (#)	(#)	($/Sh)	($)
Walter W. Buckley, III	3/1/2013	$0	$337,500	$1,012,500	0	25,783	25,783	—	—	—	$337,500

R. Kirk Morgan	3/1/2013	$0	$150,000	$450,000	0	11,459	11,459	—	—	—	$150,000

Douglas A. Alexander	3/1/2013	$0	$337,500	$1,012,500	0	25,783	25,783	—	—	—	$337,500

(1)	Each of the grants made to executive officers in 2013 under non-equity incentive plans was made under ICG’s 2013 performance plan, which is described in “Compensation Discussion and Analysis–Bonuses” above. The actual cash amounts paid to each of ICG’s executive officers under the 2013 performance plan ($114,750 for each of Mr. Buckley and Mr. Alexander and $51,000 for Mr. Morgan) are set forth in the “Summary Compensation Table” above.
(2)	The amounts shown in these columns represent shares of Performance Plan Restricted Stock granted in connection with ICG’s 2013 performance plan, which is described in “Compensation Discussion and Analysis–Bonuses” above; all of those shares vested on March 3, 2014 as a result of ICG’s achievement under the 2013 performance plan.

Option Exercises and Stock Vested

The following table provides information regarding options exercised by ICG’s executive officers during the year ended December 31, 2013, as well as restricted stock held by ICG’s executive officers that vested during 2013:

Name	SAR/Option Awards		Stock Awards
	Number of Shares Underlying SARs/Options Exercised (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Walter W. Buckley, III (3)	616,000	$6,603,520	45,834	$612,332
R. Kirk Morgan (3)	317,312	$2,881,149	6,250	$75,172
Douglas A. Alexander (3)	837,207	$8,338,640	45,834	$612,332

(1)	The amounts shown reflect the difference between (a) the fair market value (i.e., NASDAQ closing price) of the ICG Common Stock underlying the SARs exercised in 2013 on the respective dates those SARs were exercised and (b) the applicable exercise prices of those SARs.
(2)	The amounts shown reflect the total number of shares of restricted stock held by that executive officer that vested in 2013 multiplied by the NASDAQ closing price of ICG’s Common Stock on the applicable vesting date.
(3)	In addition to the SAR and restricted stock awards set forth in this table, each executive officer was allocated, under ICG’s carried interest program, a percentage of the carried interest in two partnerships established by ICG in 2008 and 2009, respectively; a portion of that carried interest vested in 2013. ICG’s carried interest program and the carried interest held by the executive officers are described in “Compensation Discussion and Analysis–Elements of ICG’s Compensation Program–Carried Interest Program” above.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by each of ICG’s executive officers as of December 31, 2013:

Name	Option/SAR Awards					Stock Awards
	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/ SARs (#)	Option/ SAR Exercise Price ($) (1) (2) (3)	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Walter W. Buckley, III (10)	347,603	7,397	—	$6.70	1/11/2020	—		—	—		—
	—	—	—	—	—	—		—	183,333	(7)	$3,415,494
	—	—	—	—	—	—		—	183,333	(8)	$3,415,494
	—	—	—	—	—	91,667	(4)	$1,707,756	—		—
	—	—	—	—	—	—		—	25,783	(9)	$480,337
R. Kirk Morgan (10)	6,458	3,230	—	$6.70	1/11/2020	—		—	—		—
	23,437	14,063	—	$12.15	6/17/2021	—		—	—		—
	14,062	23,438	—	$9.25	6/15/2022
	—	—	—	—	—	6,250	(5)	$116,437	—		—
	—	—	—	—	—	9,375	(6)	$174,656	—		—
	—	—	—	—	—	—		—	11,459	(9)	$213,481
Douglas A. Alexander (10) (11)	7,396	7,397	—	$6.70	1/11/2020	—		—	—		—
	—	—	—	—	—	—		—	183,333	(7)	$3,415,494
	—	—	—	—	—	—		—	183,333	(8)	$3,415,494
	—	—	—	—	—	91,667	(4)	$1,707,756	—		—
	—	—	—	—	—	—		—	25,783	(9)	$480,337

(1)	The SARs shown in this column with an exercise/base price of $6.70 were granted to ICG’s executive officers on January 11, 2010 and vest as follows: (a) for Messrs. Buckley and Alexander, 347,603 SARs vested through 2013, and 7,396 SARs vested in January 2014; and (b) for Mr. Morgan, 113,040 SARs vested through 2012, and 3,230 SARs vested in January 2014.
(2)	The SARs shown in this column with an exercise/base price of $12.15 were granted to Mr. Morgan on June 17, 2011; 23,434 of those SARs vested through 2013, and 781 of those SARs will vest each month thereafter through June 2015.
(3)	The SARs shown in this column with an exercise/base price of $9.25 were granted to Mr. Morgan on June 15, 2012; 14,062 of those SARs vested through 2013, and 781 of those SARs will vest each month thereafter through June 2016.
(4)	The amount shown represents the number of shares of restricted stock subject to time-based vesting granted to Mr. Buckley or Mr. Alexander, as applicable, on October 4, 2011 that had not vested as of December 31, 2013 (of the 183,334 shares of time-based restricted stock granted to each executive on October 4, 2011, 91,667 shares vested through 2013, and 22,917 shares will vest each May and November thereafter through November 2015).
(5)	The amount shown represents the number of shares of restricted stock granted to Mr. Morgan on June 17, 2011 that had not vested as of December 31, 2013 (of the 12,500 shares of restricted stock granted on that date, 6,250 shares vested through 2013, and 3,125 shares will vest in each of June 2014 and June 2015).
(6)	The amount shown represents the number of shares of restricted stock granted to Mr. Morgan on June 15, 2012 that had not vested as of December 31, 2013 (of the 12,500 shares of restricted stock granted on that date, 3,125 shares vested through 2013, and 3,125 shares will vest in each of June 2014, June 2015 and June 2016).

(7)	The amount shown represents the number of shares of restricted stock subject to marked-based vesting that were granted to Mr. Buckley or Mr. Alexander, as applicable, on October 4, 2011; those shares are subject to the vesting provisions described in “Compensation Discussion and Analysis–Elements of ICG’s Compensation Program–Equity Grants” above.
(8)	The amount shown represents the number of shares of restricted stock subject to performance-based vesting that were granted to Mr. Buckley or Mr. Alexander, as applicable, on October 4, 2011; following ICG’s 2013 sale of Procurian, which accounted for a sizeable majority of ICG’s revenues and earnings, the Compensation Committee determined that the performance-based targets were not reasonably capable of achievement. In light of the committee’s determination, Mr. Buckley and Mr. Alexander have elected to forfeit their performance-based shares, effective February 28, 2014.
(9)	The amount shown represents shares of Performance Plan Restricted Stock granted to Mr. Buckley, Mr. Alexander or Mr. Morgan, as applicable, in connection with ICG’s 2013 performance plan, which is described in “Compensation Discussion and Analysis–Bonuses” above; all of those shares vested on March 3, 2014 as a result of ICG’s achievement under the 2013 performance plan
(10)	In addition to the SAR and restricted stock awards set forth in this table, each executive officer was allocated, under ICG’s carried interest program, a percentage of the carried interest in two partnerships established by ICG in 2008 and 2009, respectively. ICG’s carried interest program and the carried interest held by the executive officers are described in “Compensation Discussion and Analysis–Elements of ICG’s Compensation Program–Carried Interest Program” above.
(11)	In addition to the SAR and restricted stock awards set forth in this table, in connection with his service as CEO of Channel Intelligence, Mr. Alexander was granted a profits interest in CIML in July 2012. The profits interest is described in “Compensation Discussion and Analysis–Elements of ICG’s Compensation Program–Equity Grants” above.

Equity Compensation Plan Information

The following table sets forth information regarding the status of ICG’s equity compensation plans as of December 31, 2013:

Plan Category/Name	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise/base price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding outstanding options, warrants and rights)
Equity compensation plans approved by security holders (2):
Fourth Amended and Restated 2005 Omnibus Equity Compensation Plan	1,233,058	$8.86	4,281,287
Total	1,233,058	$8.86	4,281,287

(1)	In addition to the SARs and options included in this column, as of December 31, 2013, there were 1,185,071 shares of restricted ICG Common Stock and 547,430 DSUs outstanding.
(2)	ICG does not, and did not as of December 31, 2013, have any equity plans that were not approved by its stockholders.

Potential Payments Upon Termination or Change in Control

Walter W. Buckley, III and Douglas A. Alexander

Under the terms of their respective employment agreements and their respective October 2011 and February 2014 restricted share agreements, each of Mr. Buckley and Mr. Alexander is entitled to receive certain benefits in the event that an ICG change of control occurs, that his employment is terminated without cause (including in connection with an ICG change of control), or that he resigns for good reason (including in connection with an ICG change of control).

Mr. Buckley’s employment agreement defines “cause” as a determination by the Board that Mr. Buckley:

•	has been convicted of, or pled nolo contendere to, a felony;

•	intentionally and continually refuses to perform any reasonable and lawful directive of the Board for a period of at least 30 days following notice from the Board of a failure to perform that directive; or

•	has breached, and continues to breach following 30 days’ notice from the Board of that breach, non-competition, non-solicitation, confidentiality and invention assignment covenants contained in his employment agreement.

Mr. Alexander’s employment agreement defines “cause” as a determination by the Board that Mr. Alexander:

•	has been convicted of, or pled nolo contendere to, a felony;

•	intentionally and continually refuses to perform any reasonable and lawful directive of the CEO for a period of at least 30 days following notice from the CEO of a failure to perform that directive; or

•	has breached, and continues to breach following 30 days’ notice from the CEO of that breach, non-competition, non-solicitation, confidentiality and invention assignment covenants contained in his employment agreement.

Each of Mr. Buckley’s and Mr. Alexander’s employment agreements defines “good reason,” absent a change of control, as the occurrence of any of the following events or conditions (subject, in some cases, to limited exceptions) for a period of at least 30 days following notice from the executive, within 90 days of the initial occurrence of any of those events or conditions, that any of those events or conditions exist:

•	any material diminution in his base annual salary, other than generally applicable reductions in management salaries of less than 20%;

•	any material diminution of his responsibilities;

•	any material diminution in his reporting relationship;

•	any material breach by ICG of his employment agreement; and

•	ICG’s non-renewal of the employment agreement in accordance with its terms.

Each of Mr. Buckley’s and Mr. Alexander’s employment agreements defines “change of control” as the occurrence of any of the following:

•	any person or entity that is not a majority-owned subsidiary of ICG and is not a parent of ICG that is subject to majority voting control by ICG’s stockholders (each, a “Non-ICG Entity”) becoming the beneficial owner of a majority of the voting power of ICG’s outstanding securities;

•	the successful completion of a tender offer or exchange offer for a majority of the voting power of ICG’s then-outstanding securities;

•	the consummation of (1) a merger, consolidation or reorganization of ICG following which ICG’s stockholders prior to the transaction will cease to own more than 50% of ICG’s voting shares, (2) a sale or disposition of all or substantially all of ICG’s assets to a Non-ICG Entity or (3) a liquidation or dissolution of ICG; and

•	the majority of the members of the Board as of the effective date of the agreement (or directors approved by that majority) ceasing to be members of the Board.

ICG’s Omnibus Equity Plan defines “change of control” as the occurrence of any of the following:

•	any person or entity acquiring beneficial ownership of a majority of the voting power of ICG’s outstanding securities, except where the acquisition is approved by the Board; and

•	the consummation of (1) a merger or consolidation of ICG following which ICG’s stockholders prior to the transaction will cease to own more than 50% of ICG’s voting shares, (2) a sale or disposition of all or substantially all of ICG’s assets or (3) a liquidation or dissolution of ICG.

Each of Mr. Buckley’s and Mr. Alexander’s employment agreements defines “good reason after a change of control” as the occurrence of any of the following events or conditions (subject, in some cases, to limited exceptions) for a period of at least 30 days following notice from the executive, within 90 days of the initial occurrence of any of those events or conditions, that any of those events or conditions exist:

•	any material diminution in his base salary;

•	any material diminution of his responsibilities;

•	any material diminution in his reporting relationship;

•	any material breach by ICG of his employment agreement;

•	the establishment of a target annual bonus for him that is materially less than that in effect for the preceding year;

•	ICG’s becoming a subsidiary of a corporation that is a Non-ICG Entity, unless the ultimate parent entity of that Non-ICG Entity assumes his employment agreement and appoints him to a position at the ultimate parent entity substantially similar to his position at ICG;

•	ICG’s requiring him to be based at a location that is not within 50 miles of Philadelphia, Pennsylvania; and

•	ICG’s non-renewal of the employment agreement in accordance with its terms.

If Mr. Buckley’s or Mr. Alexander’s employment is terminated by ICG without cause at any time other than during the six-month period before, or the 24-month period following, a company change of control, or if Mr. Buckley or Mr. Alexander resigns for good reason at any time other than during the 24-month period following a company change of control, he will, under his employment agreement, be entitled to:

•	a lump sum payment within 60 days of his termination date of 1.5 times the sum of his annual base salary plus target bonus;

•	payment, at the same time of payment of bonuses to ICG’s other executives (which payment must occur between January 1 and March 15 of the year following his termination), of a prorated bonus for the year in which termination occurs;

•	acceleration of vesting of all options, SARs and restricted stock granted to him on or prior to June 17, 2009 under ICG’s equity compensation plans that were scheduled to vest during the 18-month period following his termination;

•	continuation of medical benefits until the earlier to occur of (1) 18 months after his termination and (2) his eligibility for benefits under another employer’s or his spouse’s employer’s plan; and

•	outplacement assistance of up to $40,000.

If payment of the lump sum referenced in the first bullet point of the previous paragraph would subject Mr. Buckley or Mr. Alexander to taxation under Section 409A of the Code (as such may be amended from time to time, “Section 409A”), the lump sum payment will be deferred and paid to the executive in a lump sum six months following his termination.

If either Mr. Buckley’s or Mr. Alexander’s employment is terminated by ICG without cause during the six-month period before, or the 24-month period following, a company change of control, or if either executive resigns for good reason during the 24-month period following a company change of control, he will, under his employment agreement, be entitled to:

•	a lump sum payment within 60 days of his termination date of two times the sum of his annual base salary plus target bonus;

•	payment, at the same time of payment of bonuses to ICG’s other executives (which payment must occur between January 1 and March 15 of the year following his termination), of a prorated bonus for the year in which his termination occurs;

•	acceleration of vesting of all stock options, SARs and restricted stock granted to him under ICG’s equity compensation plans;

•	continuation of his medical benefits until the earlier to occur of (1) two years after his termination and (2) his eligibility for benefits under another employer’s or his spouse’s employer’s plan; and

•	outplacement assistance of up to $40,000.

If payment of the lump sum referenced in the first bullet point of the previous paragraph would subject Mr. Buckley or Mr. Alexander to taxation under Section 409A, the lump sum payment will be deferred and paid to the executive in a lump sum six months following his termination. The first 18 months of the medical benefits referenced in the fourth bullet point of the previous paragraph, if payable, will be paid on a monthly basis, and the last six months of those medical payments, if payable, will be paid in a lump sum within 30 days of the end of the 18-month period following the executive’s termination.

In addition to the change of control-related benefits that Messrs. Buckley and Alexander are entitled to receive under the terms of their respective employment agreements, if (1) a change of control (as defined in ICG’s Omnibus Equity Plan) occurs prior to December 31, 2015, the 183,333 shares of restricted stock subject to market-based vesting that were granted to Messrs. Buckley and Alexander on October 4, 2011 will automatically vest, and/or (2) a change of control (as defined in ICG’s Omnibus Equity Plan) occurs prior to February 28, 2018, and, in connection with that change of control, Mr. Buckley’s or Mr. Alexander’s employment is terminated by ICG without cause, or if Mr. Buckley or Mr. Alexander resigns for good reason (in each case, as defined in their respective employment agreements), the 750,000 shares of restricted stock that were granted to Messrs. Buckley and Alexander, as applicable, on February 28, 2014 will automatically vest.

The carried interest awarded to Messrs. Buckley and Alexander under ICG’s carried interest program is subject to the same vesting acceleration provided for in Messrs. Buckley’s and Alexander’s employment agreements with respect to the executives’ stock options, SARs and restricted stock.

The benefits outlined above for Mr. Buckley and Mr. Alexander are expressly contingent upon the relevant executive executing and not revoking or breaching a general release, as well as that executive’s continued adherence to the non-competition, non-solicitation, confidentiality and invention assignment covenants contained in his employment agreement.

Under their employment agreements, each of Mr. Buckley and Mr. Alexander will be permitted to exercise his vested stock options and SARs for a period of 90 days following his resignation without good reason. Following a termination of his employment without cause or his resignation for good reason, each executive will be permitted to exercise his vested stock options and SARs for a period ending on the earliest of:

•	24 months after the termination of his employment;

•	12 months after the price of ICG’s Common Stock is maintained at a minimum closing price of $20 per share for 20 consecutive trading days, subject to adjustment for stock splits and similar events; and

•	the expiration of the term of the applicable stock options or SARs.

Each of Mr. Buckley and Mr. Alexander (or their respective estates, if applicable) will be permitted to exercise his vested stock options for three years following a termination due to his death or disability and his SARs for one year following a termination due to his death or disability (but in no event following the expiration of the term of the applicable stock options or SARs). Neither executive will be permitted to exercise any of his stock options or SARs upon his termination for cause.

R. Kirk Morgan

Under his employment agreement and his February 2014 restricted share agreement, Mr. Morgan will be entitled to receive certain benefits if his employment is terminated by ICG without cause or he resigns his employment for good reason.

Mr. Morgan’s employment agreement defines “cause” as any finding by the Compensation Committee that Mr. Morgan:

•	has breached his employment, service, non-competition, non-solicitation or other similar contract with ICG;

•	has been engaged in disloyalty to ICG, including, without limitation, fraud, embezzlement, theft, commission of a felony or dishonesty, in the course of his employment or service;

•	has disclosed trade secrets or confidential information of ICG to a party not entitled to receive that information; or

•	has entered into competition with ICG.

Mr. Morgan’s February 2014 restricted share agreement defines “good reason” as:

•	any material diminution in Mr. Morgan’s authority, duties or responsibilities;

•	any change in Mr. Morgan’s reporting relationship;

•	any material diminution in Mr. Morgan’s base salary and/or target bonus; and/or

•	any relocation of ICG’s office to a location more than 50 miles away from the existing location.

If Mr. Morgan’s employment is terminated by ICG without cause on or prior to December 31, 2014, he will be entitled to the following benefits:

•	payment, following his termination, of a lump sum amount equal to 12 months of his base salary plus target bonus at the rate existing at termination of his employment;

•	payment, at the same time as other employees, of a prorated bonus for service through his termination date based on individual performance and company performance for that period as determined by the Board;

•	continuation of medical and dental insurance until the earlier to occur of (1) 12 months after termination of his employment and (2) his eligibility for benefits under another employer’s or his spouse’s employer’s plan;

•	provision of executive outplacement services until the earlier to occur of (1) 12 months after termination of his employment and (2) his employment with a subsequent employer; and

•	a recommendation to the Compensation Committee that (1) his carried interest be subject to vesting credit for an additional 12 months of service and (2) the exercise period of his vested option and SAR awards be extended, subject to the limitations of Section 409A, to the earlier to occur of (a) 24 months after termination of his employment and (b) 12 months after the price of ICG’s Common Stock is maintained at a minimum closing price of $20 per share for 20 consecutive trading days, subject to adjustment for stock splits and similar events.

If payment of the lump sum referenced in the first bullet point of the previous paragraph would subject Mr. Morgan to taxation under Section 409A, the lump sum payment will be deferred and paid to Mr. Morgan in a lump sum six months following his termination.

Additionally, under his employment agreement, in the event of any involuntary termination of Mr. Morgan’s employment upon a change in control of ICG, Mr. Morgan will receive:

•	100% acceleration of all of his equity and carried interest awards; and

•	subject to the limitations of Section 409A, an extension of the term to exercise any option or SAR award to the remaining term of the award.

In addition to the termination benefits that Mr. Morgan is entitled to receive under the terms of his employment agreement, if a change of control (as defined in ICG’s Omnibus Equity Plan) occurs prior to February 28, 2018, and, in connection with that change of control, either Mr. Morgan’s employment is terminated by ICG without cause or Mr. Morgan resigns for good reason, the 200,000 shares of restricted stock that were granted to Mr. Morgan on February 28, 2014 will automatically vest.

Mr. Morgan will be permitted to exercise his vested stock options and SARs for a period of 90 days following his resignation. Following his termination without cause absent a change in control, Mr. Morgan will, subject to the limitations of Section 409A, be permitted to exercise his vested stock options and SARs until the earliest of:

•	24 months after the termination of his employment;

•	12 months after the price of ICG’s Common Stock is maintained at a minimum closing price of $20 per share for 20 consecutive trading days, subject to adjustment for stock splits and similar events; and

•	the expiration of the term of the applicable stock options or SARs.

Following the termination of his employment by ICG without cause following a change in control, Mr. Morgan will, subject to the limitations of Section 409A, be permitted to exercise his vested stock options and SARs until the expiration of the remaining grant term. Mr. Morgan (or his estate, if applicable) will be permitted to exercise his vested stock options for three years following a termination due to his death or disability and his SARs for one year following a termination of his employment due to his death or disability (but in no event beyond the expiration of the term of the applicable stock options or SARs). Mr. Morgan will not be permitted to exercise any of his stock options or SARs upon a termination of his employment for cause.

The benefits outlined above are expressly contingent upon Mr. Morgan executing and not rescinding or breaching a general release and restrictive covenant agreement in a form acceptable to ICG.

In addition to the benefits to which ICG’s executive officers may be entitled by virtue of an ICG change of control and/or a termination of their respective employment with ICG, Messrs. Buckley, Morgan and Alexander may be entitled to receive, through ICG’s carried interest program, certain payments in connection with a sale or other liquidity event involving Bolt, and Mr. Alexander may be entitled to receive, through his profits interest in CIML, certain payments in connection with a sale or other liquidity event involving mylist. Descriptions of those payments are contained in “Compensation Discussion and Analysis–Elements of ICG’s Compensation Program–Carried Interest Program” and “Compensation Discussion and Analysis–Elements of ICG’s Compensation Program–Equity Grants” above.

Summary of Potential Payments to Executive Officers

The following table contains information regarding the payments and benefits to which ICG’s executive officers would be entitled upon the occurrence of the circumstances set forth in the leftmost column of the table:

Name/Circumstances	Cash Severance	Bonus	Medical Continuation	Outplacement Services	Value of Accelerated Equity and Performance Awards
Walter W. Buckley, III
Change of Control	$0	$0	$0	$0	$6,830,988
Termination Without Cause or for Good Reason Absent a Change in Control	$1,687,500	$675,000	$28,271	$40,000	$0
Termination Without Cause or for Good Reason in Connection with a Change in Control	$2,250,000	$675,000	$34,361	$40,000	$9,107,327
R. Kirk Morgan
Change of Control	$0	$0	$0	$0	$0
Termination Without Cause Absent a Change in Control	$600,000	$300,000	$17,180	$30,000	$0
Termination Without Cause in Connection with a Change in Control	$600,000	$300,000	$17,180	$30,000	$854,086
Douglas A. Alexander
Change of Control	$0	$0	$0	$0	$6,830,988
Termination Without Cause or for Good Reason Absent a Change in Control	$1,687,500	$675,000	$28,271	$40,000	$0
Termination Without Cause or for Good Reason in Connection with a Change in Control	$2,250,000	$675,000	$34,361	$40,000	$9,107,327

The table above has been prepared based upon the following assumptions:

•	each executive officer was terminated on December 31, 2013 (at which time the closing price of ICG’s Common Stock was $18.63);

•	each executive officer received 100% of his target bonus in 2013 (67% was the actual payout for Messrs. Buckley, Alexander and Morgan);

•	none of the executive officers will be employed by another employer prior to December 31, 2015;

•	none of the executive officers will be eligible to participate in a spouse’s medical or dental plan prior to December 31, 2015;

•	the cost to ICG of providing medical continuation benefits will be the same in 2015 as it is in 2014; and

•	none of the executive officers had any accrued vacation time on December 31, 2013.

ADVISORY VOTE REGARDING

EXECUTIVE OFFICER COMPENSATION

(ITEM 3)

In accordance with the Dodd-Frank Act, ICG’s stockholders are being asked to vote their support, on an advisory basis, for ICG’s executive officer compensation, as described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement. The vote, commonly known as a “say-on-pay” vote, is not intended to address any specific item of compensation but rather the overall compensation of ICG’s executive officers and the philosophy, policies and practices described in this proxy statement. Consistent with the preferences of a majority of ICG’s stockholders, as reflected in an advisory vote held at ICG’s 2011 Annual Meeting of Stockholders, ICG presently conducts a say-on-pay vote every year and, accordingly, expects to hold its next say-on-pay vote at its 2015 Annual Meeting of Stockholders.

As noted above, the say-on-pay vote is advisory and, therefore, is not binding on ICG, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of ICG’s stockholders. Therefore, in the event that there is any significant vote against the executive officer compensation as described in this proxy statement, ICG will consult with stockholders and consider stockholders’ concerns, and the Compensation Committee and/or the Board will evaluate whether any actions are necessary to address those concerns.

As described in detail in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee designs its executive compensation program to:

•	provide competitive compensation to attract, retain and motivate exceptional executives; and

•	align the collective interests of ICG’s executives with the interests of ICG’s stockholders by tying compensation to the creation of long-term stockholder value and the attainment of appropriate short-term and long-term financial and strategy objectives.

The Compensation Committee also espouses a “pay-for-performance” philosophy and seeks to place a substantial percentage of executive officers’ total compensation at risk, with upside potential for strong performance and downside exposure for underperformance or excessive risk-taking. The Compensation Committee reviews executive compensation annually to ensure that it continues to be tailored to achieve the committee’s desired goals.

In 2013, the primary components of ICG’s executive compensation program were cash salaries, a combination of cash and stock bonuses, and equity awards (including previously granted equity awards that continued to vest during the year). The Board believes that each of these components furthered the interests of ICG’s stockholders and adhered to the Compensation Committee’s stated goals and “pay-for-performance” philosophy, as follows:

•	the 2013 cash salaries of ICG’s executive officers provided relatively competitive base compensation (Mr. Buckley’s and Mr. Alexander’s salaries have not increased since 2007; Mr. Morgan’s salary increased from $275,000 to $300,000 at the beginning of 2012);

•	the 2013 compensation of ICG’s executive officers, through an increase in their performance-based bonuses (including special, one-time Procurian cash sale bonuses and annual bonuses paid in a combination of cash and ICG restricted stock) and in the value of the equity awards they held, reflected the 2013 increase in the price of ICG’s Common Stock;

•	the (1) restricted stock grants made to Mr. Buckley and Mr. Alexander in 2011 that are subject to time-based and market-based vesting and (2) annual stock grants made to Mr. Morgan in 2011 and 2012 (together with the restricted stock grants made to Messrs. Buckley, Alexander and Morgan in February 2014), continue to provide incentives for the executives to drive long-term stockholder value; and

•	the profits interest in CIML granted to Mr. Alexander in 2012, which was designed to incent Mr. Alexander to drive value as CEO of Channel Intelligence, resulted in a 2013 payout to Mr. Alexander that was tied directly to the difference between (1) the value of Channel Intelligence on the date of the grant and (2) the value realized by Channel Intelligence’s equity holders (including ICG) upon the sale of Channel Intelligence to Google in February 2013.

ICG’s stockholders are encouraged to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement, as well as the compensation tables contained therein, in order to better understand the compensation of ICG’s executive officers and the philosophy, policies and practices that the Compensation Committee uses to determine that compensation.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation of ICG’s executive officers, as such is described in “Compensation Discussion and Analysis” and “Executive Compensation” above.

AMENDMENT OF CERTIFICATE OF INCORPORATION

TO CHANGE CORPORATE NAME

(ITEM 4)

As described above, the December 2013 sale of Procurian, a technology-enabled business process outsourcing company and ICG’s largest asset, marked a transformative event for ICG in that it allowed ICG to begin focusing exclusively on its strategy of building market-leading, cloud-based companies that transform specific vertical markets. ICG management and the Board agreed that it would be in the best interests of ICG and its stockholders for the company to (1) undertake a re-branding effort in order to continue to establish ICG as a multi-vertical cloud technology company with offerings that create unique and compelling value for its customers and (2) change its formal corporate name in furtherance of that re-branding effort. Accordingly, on April 17, 2014, the Board adopted, subject to stockholder approval, the Fourth Amendment of the Charter substantially in the form attached to this proxy statement as Appendix A, which changes ICG’s formal corporate name from “ICG Group, Inc.” to “Actua Corporation.” The affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting is required for the approval of the amendment. If the amendment is approved at the Annual Meeting, ICG would file the amendment with the Delaware Secretary of State promptly following the Annual Meeting, and the amendment to the Charter would become effective upon the Delaware Secretary of State’s acceptance of that filing.

The Board of Directors recommends a vote FOR the approval of the amendment of ICG’s Charter to change ICG’s corporate name to “Actua Corporation.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

Summary Beneficial Ownership Table

The following table contains information relating to shares of ICG Common Stock beneficially owned by (1) each person or group that is known to ICG to be the beneficial owner of more than 5% of its outstanding Common Stock, (2) each director (including each director nominee) and executive officer of ICG and (3) all directors and executive officers of ICG as a group. Unless otherwise specified, (a) the information in the following table is as of February 1, 2014 and (b) the address of each person listed below is c/o ICG Group, Inc., attention Secretary, 555 East Lancaster Avenue, Suite 640, Radnor, Pennsylvania 19087.

Name of 5% Beneficial Owner, Director or Executive Officer	Options, Warrants and SARs Exercisable Within 60 Days	DSUs (1)	Number of Shares Beneficially Owned, Including Options, Warrants, SARs Exercisable Within 60 Days and DSUs	Percent of Shares Outstanding
David J. Adelman	12,500	22,525	50,025	*
Douglas A. Alexander	14,793	0	1,002,091	2.6%
David J. Berkman	0	103,784	111,284	*
Walter W. Buckley, III (2)	355,000	0	1,414,817	3.7%
Thomas A. Decker	0	67,760	90,260	*
David K. Downes	0	67,598	89,498	*
Thomas P. Gerrity	0	117,450	159,450	*
Michael J. Hagan	25,000	54,302	79,302	*
Peter K. Miller	18,750	29,810	60,560	*
R. Kirk Morgan	84,688	0	199,380	*
Philip J. Ringo	0	106,701	120,221	*
All directors and executive officers as a group (11 individuals)	510,731	569,930	3,376,888	8.8%
Bank of Montreal (3) (4)	0	0	2,561,036	6.6%
BlackRock, Inc. (3) (5)	0	0	2,549,493	6.6%
Dimensional Fund Advisors LP (3) (6)	0	0	2,414,105	6.3%
FMR LLC (3) (7)	0	0	4,182,089	10.9%
Pembroke Management, LTD (3) (8)	0	0	3,764,500	9.8%
The Vanguard Group, Inc. (3) (9)	0	0	2,164,541	5.6%

*	Represents less than 1% of the outstanding shares of Common Stock of ICG.
(1)	Includes shares of Common Stock underlying DSUs issued under ICG’s Non-Management Director Compensation Plan, as applicable, (a) for the director’s service on the Board and (b) in lieu of cash retainer fees earned by the director for his service to the Board and its committees. Since directors do not have any voting or dispositive power with respect to the shares of Common Stock underlying the DSUs they hold, the DSUs are not included in the “Percent of Shares Outstanding” figures in the table.
(2)	Includes 25,000 shares of Common Stock held by two trusts for the benefit of members of Mr. Buckley’s immediate family (with each trust holding 12,500 shares of Common Stock), as to which Mr. Buckley disclaims beneficial ownership.
(3)	Ownership information is as of December 31, 2013, based on a Schedule 13G (or an amendment thereto) filed with the SEC.

(4)	Includes shares held by the following subsidiaries of Bank of Montreal (“BMO”) as fiduciaries for certain employee benefit plans, trust accounts and/or customer accounts: BMO Asset Management Corp., BMO Nesbitt Burns Inc. and BMO Harris Bank N.A. BMO’s address is 1 First Canadian Place, Toronto, Ontario, Canada M5X 1A1.
(5)	Includes shares held by the following subsidiaries of BlackRock, Inc. (“BlackRock”): BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Ltd, BlackRock Investment Management, LLC. BlackRock’s address is 40 East 52nd Street, New York, NY 10022.
(6)	Includes shares held by (a) four separate investment companies under the Investment Act for which Dimensional Fund Advisors LP (“Dimensional”) serves as investment adviser and (b) certain other commingled group trusts and separate accounts for which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. Dimensional’s address is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.
(7)	Includes shares held by Fidelity Growth Company Fund (“Fidelity Fund”), an investment company under the Investment Company Act of 1940, as amended, for which Fidelity Management & Research Company (“Fidelity Management”) serves as investment adviser. According to a Schedule 13G/A filed by FMR LLC with the SEC on February 13, 2014, the shares held by Fidelity Fund represent more than 5% of the outstanding shares of Common Stock of ICG. The address of each of FMR LLC, Fidelity Fund and Fidelity Management is 82 Devonshire Street, Boston, MA 02109.
(8)	Pembroke Management, LTD’s address is 1002 Sherbrooke Street West, Suite 1700, Montreal, Quebec, Canada H3A 354.
(9)	Includes shares held by a number of (a) collective trust accounts for which Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. (“Vanguard”), serves as investment manager and (b) Australian investment offerings for which Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, serves as investment manager. Vanguard’s address is 100 Vanguard Boulevard, Malvern, PA 19355.

Shares of ICG’s Majority-Owned Subsidiary Corporations Owned by Directors and Executive Officers

ICG owned a majority equity interest in InvestorForce prior to the sale of the company to MSCI in January 2013. Dr. Gerrity, who was formerly a director of InvestorForce, directly owned a de minimis amount of InvestorForce’s outstanding shares immediately prior to the sale; he did not receive any consideration as a result of the sale.

ICG owned a majority equity interest in CIML, Channel Intelligence’s corporate parent, prior to the sale of Channel Intelligence to Google in February 2013. Mr. Alexander, who served as the Chief Executive Officer of Channel Intelligence from May 2012 until the sale, holds a profits interest in CIML that entitles him to 2.6% of all distributions from CIML to its equity holders to the extent those distributions exceed $85.14 million. The profits interest entitled Mr. Alexander to $1,040,463 of proceeds from the Channel Intelligence sale; of those proceeds, $423,771 is being held in escrow to satisfy potential indemnity claims. A further description of Mr. Alexander’s profits interest is contained in “Compensation Discussion and Analysis–Elements of ICG’s Compensation Program–Equity Grants” above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

ICG is not aware of any related party transaction that it would be required to report in this proxy statement under Item 404(a) of Regulation S-K promulgated by the SEC (“Item 404(a)”).

Policy for Review and Approval of Related Party Transactions

ICG has in place a written policy for the review, approval and/or ratification of, as well as the disclosure of, transactions that ICG is required to report under Item 404(a). This policy requires ICG to enter into any such transaction only when it has been approved or ratified by the Board or the Nominating and Governance Committee, based upon a determination that the transaction is in, or is not inconsistent with, the best interests of ICG and its stockholders. In making that determination, the policy requires the Board or the Nominating and Governance Committee to consider the following factors:

•	the terms of the transaction and the benefits expected to be derived by ICG from the transaction;

•	the extent of the ICG related person’s interest in the transaction;

•	whether the transaction is on terms no less favorable than those generally available to unaffiliated third parties under similar circumstances;

•	whether the terms of the transaction or products or services involved in the transaction are readily available to ICG from alternative sources; and

•	the impact, if any, of the transaction on the independence of a director of ICG.

ICG’s policy does not require Nominating and Governance Committee approval or ratification of transactions between ICG’s related persons and its subsidiary companies that are not wholly-owned or wholly-controlled. However, ICG identifies and discloses all such transactions to the extent required by applicable SEC and NASDAQ requirements.

In addition to its related party transactions policy, ICG’s Corporate Code of Conduct contains detailed guidelines for officers, directors and employees relating to the appropriate handling of both actual and potential conflicts of interest.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance. The rules of the SEC require ICG to disclose late filings of stock transaction reports by its executive officers and directors and by beneficial owners of more than 10% of ICG’s Common Stock. As disclosed above, Mr. Adelman made an election to receive DSUs in lieu of cash director retainer fees earned by him in 2013. Forms 4 were not filed on behalf of Mr. Adelman by the required dates with respect to the DSUs, which were issued as of April 1, 2013, July 1, 2013 and October 1, 2013; a corrective filing was made on January 6, 2014 with respect to all of the DSUs. Other than the late filings for Mr. Adelman, based solely on a review of reports filed by ICG on behalf of ICG’s executive officers, directors and 10% beneficial owners, as well as written representations from those persons that no other reports were required, all applicable Section 16(a) filing requirements were met for 2013.

Submission of Stockholder Proposals and Director Nominations for 2015 Annual Meeting of Stockholders. Under the rules of the SEC set forth in Rule 14a-8 of the Exchange Act relating to stockholder proposals (the “Stockholder Proposal Rules”), some stockholder approvals may be eligible for inclusion in ICG’s 2015 proxy statement. The Stockholder Proposal Rules set forth the criteria that must be met for a stockholder proposal to be included in a proxy statement. Under the Stockholder Proposal Rules, any stockholder wishing to have a proposal included in ICG’s proxy statement for its 2015 Annual Meeting of Stockholders must submit the proposal so that ICG’s corporate Secretary receives it no later than January 2, 2015. However, in the event that ICG’s 2015 Annual Meeting of Stockholders is held prior to May 14, 2015 or later than July 13, 2015, ICG will disclose the new deadline by which stockholder proposals must be received under Part II, Item 5 of its earliest practicable Quarterly Report on Form 10-Q or, if impracticable, by another means reasonably calculated to inform stockholders.

Under ICG’s By-Laws, stockholders must, subject to the Stockholder Proposal Rules, follow certain procedures in order to nominate a potential director or to introduce a proposal at an annual meeting. Subject to the Stockholder Proposal Rules, a stockholder wishing to make a nomination for election to the Board or to have a proposal presented at ICG’s 2015 Annual Meeting of Stockholders must submit written notice of such nomination or proposal so that the Secretary of ICG receives it no earlier than February 13, 2015 and no later than March 15, 2015. However, in the event that the 2015 Annual Meeting of Stockholders is held prior to May 24, 2015 or later than August 22, 2015, any nomination or other proposal must be received no earlier than 120 days prior to the 2015 Annual Meeting of Stockholders and no later than the close of business on the later of 90 days prior to the 2015 Annual Meeting of Stockholders and the 10th day following the date on which public announcement of the date of the 2015 Annual Meeting of Stockholders is first made. The By-Laws also set forth certain informational requirements for stockholders’ nominations of directors and other proposals. Subject to the Stockholder Proposal Rules, stockholder director nominee proposals must include:

•	the recommending stockholder’s name, address, telephone number and the number of shares of ICG’s stock beneficially owned by that individual or entity; and

•	the recommended candidate’s biographical data, statement of qualification and written consent to nomination and to serving as a director, if elected.

Other stockholder proposals must include:

•	the proposing stockholder’s name, address, telephone number and the number of shares of ICG’s stock beneficially owned by that individual or entity; and

•	a description of the proposal, the reasons for the proposal and any material interest of the proposing stockholder in the proposal.

Communicating with ICG. Stockholders may communicate with ICG by sending correspondence to ICG’s corporate Secretary at the following address:

ICG Group, Inc.

555 Lancaster Avenue, Suite 640

Radnor, Pennsylvania 19087

Attention: Secretary

Householding. Some banks, brokers and other nominee record holders may be participating in the practice of “householding” notices regarding proxy materials, proxy statements and annual reports. This means that only one copy of the notice regarding the availability of proxy materials, proxy statement and/or annual report may have been sent to multiple stockholders in your household. ICG will promptly deliver a separate copy of the notice regarding the availability of proxy materials, proxy statement or annual report to you if you request one by writing or calling as follows: Investor Relations, ICG Group, Inc., 555 East Lancaster Avenue, Suite 640, Radnor, Pennsylvania 19087, Telephone: (610) 727-6900, E-mail: ir@icg.com. If you want to receive separate copies of the notice regarding the availability of proxy materials, annual report and/or proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact ICG at the above address and phone number.

Other Business. ICG is not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent as recommended by the Board.

By Order of the Board of Directors

Suzanne L. Niemeyer
Secretary

April 29, 2014

Appendix A

FOURTH AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

ICG GROUP, INC.

ICG Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify:

FIRST: This Certificate of Amendment amends the provisions of the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation law of the State of Delaware.

THIRD: Section 1 of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“1.   Name. The name of the Corporation is Actua Corporation.”

IN WITNESS WHEREOF, the Company has caused this certificate to be executed by Walter W. Buckley, III, its Chief Executive Officer, this      day of June, 2014.

ICG GROUP, INC.

By:
	Name:	Walter W. Buckley, III
	Title:	Chief Executive Officer

A-1

  ICG GROUP, INC.

  555 E. LANCASTER AVENUE

  SUITE 640

  RADNOR, PA 19087

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. ET on June 12, 2014. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. ET on June 12, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to ICG Group, Inc. Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M73346-P51827	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ICG GROUP, INC.

Vote on Directors

1.	Election of Directors		For	Against	Abstain

	1a.	Walter W. Buckley, III	☐	☐	☐

	1b.	Michael J. Hagan	☐	☐	☐

	1c.	Philip J. Ringo	☐	☐	☐

Vote on Proposals						For	Against	Abstain

2.	Ratification of KPMG LLP as ICG’s independent registered public accountant for the year ending December 31, 2014.					☐	☐	☐

3.	Approval, on an advisory basis, of the compensation of ICG’s named executive officers.					☐	☐	☐

4.	Approval of an amendment of ICG’s Certificate of Incorporation to change ICG’s corporate name to “Actua Corporation”.					☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN ITEM 1 AND “FOR” ITEMS 2, 3 AND 4.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted “FOR” each nominee listed in Item 1, and “FOR” Items 2, 3 and 4.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. All holders must sign. If a signer is a corporation or partnership, please sign in full corporate or partnership name by a duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M73347-P51827

ICG GROUP, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

June 13, 2014

THIS PROXY IS SOLICITED ON BEHALF OF ICG’S BOARD OF DIRECTORS

Each undersigned stockholder hereby appoints R. Kirk Morgan and Suzanne L. Niemeyer, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ICG that such stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. ET on June 13, 2014, at the Radnor Hotel, 591 East Lancaster Avenue, St. Davids, Pennsylvania 19087, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY EACH UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1 ON THE REVERSE SIDE AND “FOR” ITEMS 2, 3 AND 4 ON THE REVERSE SIDE.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

TO BE SIGNED ON REVERSE SIDE